AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 10, 2007
REGISTRATION NO. 333-144721

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO THE
FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VERUTEK TECHNOLOGIES, INC.
(Name of small business issuer in its charter)

Nevada (State or jurisdiction of incorporation or organization)	7389 (Primary Standard Industrial Classification Code Number)	Pending (I.R.S. Employer Identification No.)

65 West Dudley Town Road, Suite 100
Bloomfield, CT  06002
 (860) 242-9800
(Address and telephone number of principal executive offices)

65 West Dudley Town Road, Suite 100
Bloomfield, CT  06002
 (860) 242-9800
 (Address of principal place of business or intended principal place of business)

John Collins, President and Chief Executive Officer
65 West Dudley Town Road, Suite 100
Bloomfield, CT  06002
 (860) 242-9800
(Name, address and telephone number of agent for service)

Copies to:
Stephen M. Fleming, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32ndFloor
New York, New York 10006
(212) 930-9700
(212) 930-9725 (fax)

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective .

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. x

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ _______________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ _______________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ _______________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.   ☐ _______________

(COVER CONTINUES ON FOLLOWING PAGE)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Security (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Shares of Common Stock, $0.001 par value per share, issuable upon conversion of Secured Convertible Note	1,685,000	$3.05	$5,139,250	$549.20
Shares of Common Stock, $0.001 par value per share, issuable upon exercise of common stock purchase warrants	1,618,551	$3.05	$4,936,581	$528.21
Shares of Common Stock, $0.001 par value per share	776,051	$3.05	$2,366,956	$253.26
Total				$1,330.67	*

* previously paid
(1)	Includes shares of our common stock, par value $0.001 per share, which may be offered pursuant to this registration statement.

(2)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using the last reported price as reported on the Over the Counter Bulletin Board on July 9, 2007, which was $3.05 per share.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED OCTOBER 10, 2007

VeruTEK Technologies, Inc.
4,079,602 Shares of Common Stock

This prospectus relates to the public offering of up to 4,079,602 shares of our common stock, par value $0.001 per share, which may be sold from time to time by the selling stockholders of VeruTEK Technologies, Inc. named in this prospectus. The selling securityholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. We cannot assure you that the selling securityholders will sell all or any portion of the shares offered in this prospectus.

The total number of shares sold herewith consists of the following shares issued or to be issued to the selling securityholders: (i) up to 1,685,000 shares issuable upon conversion of Secured Convertible Notes; (ii) 1,618,551 shares issuable upon the exercise of warrants and (iii) 776,051 shares of common stock. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We will, however, receive proceeds from the exercise, if any, of warrants to purchase 1,618,551 shares of common stock. All costs associated with this registration will be borne by us.

Our common stock is currently traded on the OTC Bulletin Board under the symbol “VTKT”.

The Securities offered hereby involve a high degree of risk.
See“Risk Factors”beginning on page 3.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

The date of this prospectus is _________, 2007.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

VERUTEK TECHNOLOGIES, INC.

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the “RISK FACTORS” section, the financial statements and the notes to the financial statements. We conduct our business operations through VeruTEK Technologies, Inc., a Delaware corporation (“VeruTEK-Delaware”), our wholly-owned subsidiary. As used hereinafter in this prospectus, the terms “VeruTEK”, “we,” “us,” or “our” refer to VeruTEK Technologies, Inc. and our wholly owned subsidiary, VeruTEK-Delaware.

On May 9, 2007, VeruTEK Technologies, Inc., a Nevada Corporation (f/k/a Streamscape Minerals, Inc.) ("VeruTek-Nevada") entered into and closed a share exchange agreement with VeruTEK-Delaware, and each of VeruTEK-Delaware's shareholders (the "Purchase Agreement"). Pursuant to the Purchase Agreement, VeruTek-Nevada acquired all of the issued and outstanding capital stock of VeruTEK-Delaware from the VeruTEK-Delaware shareholders in exchange for 16,684,112 shares of VeruTEK-Nevada common stock. In addition, on May 9, 2007, upon acquiring VeruTEK-Delaware, a Bridge Loan issued by VeruTEK-Delaware was converted into 750,000 shares of VeruTek-Nevada common stock. In addition, as a result of the conversion, accrued interest expense of $20,833 was paid through the issuance of 26,051 shares of our common stock resulting in an aggregate issuance of 776,051 shares of common stock.  VeruTek-Nevada also issued common stock purchase warrants to purchase 776,051 shares of common stock exercisable at $1.20 per share.

VeruTEK-Delaware was organized as a Delaware Corporation on February 1, 2006. VeruTEK-Delaware was formed to develop and commercialize new technologies in the field of environmental remediation. VeruTEK-Delaware provides technical and consulting services to clients to resolve complex environmental remediation matters at a wide range of waste sites, principally by combining surfactant and oxidant chemistries.

VeruTEK-Delaware reported a net loss of approximately $4.2 million for the year ended December 31, 2006 and an unaudited net loss for the three months ended June 30, 2007 of approximately $3.8 million. VeruTEK-Delaware has traditionally suffered operating losses and negative cash flows from operations since inception and, at June 30, 2007, VeruTEK-Delaware had an accumulated deficit of approximately $8 million.

Our principal executive offices are located at 65 West Dudley Town Road, Suite 100, Bloomfield, CT  06002. Our telephone number is (860) 242-9800.

The Offering

Common stock outstanding before the offering	20,410,841 shares.

Common stock offered by selling stockholders
Up to 4,079,602 shares which includes (i) up to 1,685,000 shares issuable upon conversion of Secured Convertible Notes; (ii) 1,618,551 shares issuable upon the exercise of warrants and (iii) 776,051 shares of common stock.

Common stock to be outstanding after the offering	Up to 23,714,392 shares which assumed the conversion of all shares of Secured Convertible Notes and the exercise of all common stock warrants.

Use of proceeds	We will not receive any proceeds from the sale of the common stock. See "Use of Proceeds" for a complete description.

Risk Factors	The purchase of our common stock involves a high degree of risk. You should carefully review and consider "Risk Factors" beginning on page 5.

OTC Bulletin Board Symbol	VTKT

Forward-Looking Statements
This prospectus contains forward-looking statements that address, among other things, our strategy to develop our business, projected capital expenditures, liquidity, and our development of additional revenue sources. The forward-looking statements are based on our current expectations and are subject to risks, uncertainties and assumptions. We base these forward-looking statements on information currently available to us, and we assume no obligation to update them. Our actual results may differ materially from the results anticipated in these forward-looking statements, due to various factors.

The above information regarding common stock to be outstanding after the offering is based on 20,410,841 shares of common stock outstanding as of September 7, 2007 and assumes the subsequent conversion of our Secured Convertible Notes and exercise of warrants by our selling stockholders. The number of shares underlying the Secured Convertible Notes and warrants represents 13.9% of our outstanding shares.

Shares of common stock issuable in connection with the following transactions are being registered pursuant to the registration statement of which this prospectus forms a part.

Bridge Loan

On January 4, 2007, VeruTEK-Delaware raised $600,000 through the issuance of convertible debt to accredited investors (the “Bridge Loan”). On May 9, 2007, upon acquiring VeruTEK-Delaware, the Bridge Loan, including interest, was converted into 776,051 shares of our common stock. In addition, we issued common stock purchase warrants to purchase 776,051 shares of common stock exercisable at $1.20 per share (the “Bridge Warrants”). The Bridge Warrants are exercisable for a period of five years for cash only. We granted the bridge investors piggyback registration rights.

May 2007 Financing

On May 9, 2007, we received gross proceeds of approximately $1,685,000 (the “May 2007 Financing”) in connection with the financing from Nite Capital Master, Ltd., Meadowbrook Opportunity Fund LLC, Joel Appel, Icon Capital Partners, LP, Redwood Investment Capital, LP, Jack Herchenbach, Mark Munson and Thomas S. Perakos Living Trust (the “May 2007 Investors”). Pursuant to a Securities Purchase Agreement entered into with the May 2007 Investors, we sold a 6% Secured Convertible Note (the “May 2007 Note”) and a warrant (the “May 2007 Warrant”).

The May 2007 Notes are convertible under certain conditions into shares of our common stock (the “Common Stock”). The May 2007 Warrants issued to each May 2007 Investor will entitle the holder thereof to purchase a number of shares of Common Stock equal to 50% of the number of shares of Common Stock into which the Note purchased by such May 2007 Investor is convertible.  There are 1,685,000 shares issuable upon conversion of Secured Convertible Notes and 842,500 shares issuable upon the exercise of warrants.  The “Exercise Price” for the May 2007 Warrants is $1.20 per share, subject to adjustment.  If we reverse or forward split the common stock, including any stock dividend, , the Exercise Price in effect immediately prior to such action will be proportionately reduced or increased and the number of Warrant Shares will be proportionately reduced or increased as applicable. The conversion price for the May 2007 Notes is $1.00 per share, subject to adjustment. If we issue or sell any shares of Common Stock or Common Stock equivalents for a consideration per share (the “New Issuance Price”) less than a price equal to the Conversion Price, the Conversion Price then in effect shall be reduced to an amount equal to the New Issuance Price. Further, if we reverse or forward split the common stock, including any stock dividend, the Conversion Price in effect immediately prior to such action will be proportionately reduced or increased and the number of Conversion Shares will be proportionately reduced or increased as applicable The shares of Common Stock into which the May 2007 Notes are convertible are referred to herein as “Conversion Shares” and the shares of Common Stock into which the May 2007 Warrants are exercisable are referred to herein as the “Warrant Shares”.

The May 2007 Notes bear interest at 6%, mature two years from the date of issuance, and are convertible into our common stock, at the investors' option, at $1.00 per share. The full principal amount of the May 2007 Notes is due upon default. In addition, we have granted the May 2007 Investors a security interest in substantially all of our assets. After commissions and expenses, we received net proceeds of approximately $1,500,000 from the May 2007 Financing.

In connection with the May 2007 Financing, we entered into a Registration Rights Agreement with the May 2007 Investors. The Registration Rights Agreement provides in part that we shall prepare and file on or before the Filing Deadline (as defined below) a registration statement prepared in compliance with the Securities Act of 1933 and covering the Conversion Shares and Warrant Shares equal to one hundred and fifty percent (150%) of the number of shares of Common Stock issuable upon conversion of the May 2007 Notes and exercise of the May 2007 Warrants. The “Filing Deadline” is the 60th day following the closing date. In the event that we fail to file a registration statement by the Filing Deadline, if sales of the Note Shares and Warrant Shares cannot be made pursuant to the registration statement after it has been declared effective or we are required to file an amendment or supplement with certain timing exceptions, then we are required to make cash payments to each holder equal to 2% of the purchase price for each 30 day period.  However, we are entitled to suspend our filing and effective deadline for a period of 10 consecutive business days under certain circumstances.  We did not file our registration statement until July 20, 2007 which was not within the 60 day period allowed under the registration rights agreement.  We believe we are entitled to suspend the filing of such registration period and, as a result, do not owe a cash penalty in accordance with the registration rights agreement.  Further, pursuant to the registration rights agreement, if we determine that the full amount of shares under the May 2007 Notes and May 2007 Warrants may not be registered, then we may register such shares on a later registration statement and are not obligated to pay any penalty resulting from such share reduction or any related delay.

The May 2007 Investors have contractually agreed to restrict its ability to convert its securities and receive shares of our common stock such that the number of shares of our common stock held by it and its affiliates after such conversion does not exceed 9.99% of our then issued and outstanding shares of common stock.

RISK FACTORS

You should carefully consider the risks described below as well as other information provided to you in this document, including information in the section of this document entitled “Information Regarding Forward Looking Statements.” The risks and uncertainties described below are not the only ones facing the Company. Additional risks and uncertainties not presently known to us or that we currently believes are immaterial may also impair our business operations. If any of the following risks actually occur, our businesses, financial condition or results of operations could be materially adversely affected, the value of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business

Our substantial indebtedness could adversely affect our financial condition.

We have substantial debt and, in turn, substantial debt service requirements. Our ability to make payments on our convertible notes due 2009 and any future indebtedness we may incur depends on our ability to generate sufficient cash flow. We cannot assure you that:

•	our business will generate sufficient cash flow from operations to service our indebtedness;

•	future borrowings or proceeds from equity issuances will be available in an amount sufficient to enable us to pay our indebtedness on or before the maturity date of such indebtedness; or

•	we will be able to refinance any of our indebtedness on commercially reasonable terms, if at all.

Factors beyond our control may affect our ability to service our indebtedness. These factors include those discussed in this “Risk Factors” section.

If, in the future, we cannot generate sufficient cash flow from our operations to meet our debt service obligations, we may need to refinance our debt, obtain additional financing, issue equity or sell assets, which we may not be able to do on commercially reasonable terms, if at all, and which we may be prohibited from doing under the terms of our indebtedness. We cannot assure you that our business will generate cash flow, or that we will be able to obtain funding, sufficient to satisfy our debt service obligations. Our inability to generate cash flow or obtain funding sufficient to satisfy our debt service obligations could materially and adversely affect our financial condition.

Our limited operating history makes it difficult for us to evaluate our future business prospects and make decisions based on those estimates of our future performance.

Although our management team has been engaged in the field of environmental remediation for an extended period of time, VeruTEK-Delaware did not begin operations of its current business concept until February 1, 2006. Further, we have only recently completed the acquisition of VeruTEK-Delaware. We have a limited operating history in our current combined form, which makes it difficult to evaluate our business on the basis of historical operations.  As a consequence, it is difficult, if not impossible, to forecast our future results based upon our historical data.  Reliance on the historical results of our acquisition targets may not be representative of the results we will achieve, particularly in our combined form.  Because of the uncertainties related to our lack of historical operations, we may be hindered in our ability to anticipate and timely adapt to increases or decreases in sales, revenues or expenses.  If we make poor budgetary decisions as a result of unreliable historical data, we could be less profitable or incur losses, which may result in a decline in our stock price.

Our results of operations have not been consistent, and we may not be able to achieve profitability.

We incurred a net loss of approximately $4.2 million for the year ended December 31, 2006 and a net loss of approximately $3.8 million for the six months ended June 30, 2007.  Our management believes that our current business plan will be successful and that we believe we will be able to limit our losses; however, our business plan is speculative and unproven.  There is no assurance that we will be successful in executing our business plan or that even if we successfully implement our business plan, that we will be able to curtail our losses now or in the future.  If we incur significant operating losses, our stock price may decline, perhaps significantly.

There is substantial doubt about our ability to continue as a going concern as a result of our working capital deficiency, sustained net loss, the violation of certain terms of our revolving credit facility and the fact that three customers represent 100% of our sales and if we are unable to generate significant revenue or alternative financing we may be required to cease or curtail our operations.

As shown in the accompanying financial statements, we have a working capital deficiency of approximately $2.1 million as of the period ended June 30, 2007 and have an accumulated deficit of approximately $8 million at June 30, 2007.   The working capital deficiency is largely affected by the $2 million derivative instrument liability that we do not expect to be settled with cash. As is typical with early stage growth companies, these losses are largely a result of business development expenses as well as investment in infrastructure for growing our business and operations.  We are also not in compliance with certain provisions of its term note with its bank which provides the bank with the right to demand repayment.  In addition, our revolving credit facility with our bank expired on May 25, 2007 and all amounts owed were repaid. We are pursuing a replacement facility and other potential sources of funding with other financial institutions of which there is no guarantee that we will be successful in obtaining such financing. Further, we have three customers that accounted for one hundred percent of our revenues for the period from February 1, 2006 (inception) through December 31, 2006.  These factors raise substantial doubt about our ability to continue as a going concern.  The financial statements do not include adjustments that might result from the outcome of this uncertainty and if we are unable to generate significant revenue or alternative financing we may be required to cease or curtail our operations.  If we do not secure a project or projects for full scale environmental remediation of sufficient size and profitability or if we do not secure additional funding from other sources, we estimate current funding will sustain our operations through October of 2007.

Our management has limited experience in managing the day to day operations of a public company and, as a result, we may incur additional expenses associated with the management of our company.

Our acquisition of VeruTEK-Delaware has only just occurred on May 9, 2007. Following the acquisition of VeruTEK-Delaware, the management team, consisting of John Collins, George Hoag, and Mike Vagnini, is responsible for the operations and reporting of the combined company. The requirements of operating as a small public company are new to the management team and the employees as a whole. This may require us to obtain outside assistance from legal, accounting, investor relations, or other professionals that could be more costly than planned. We may also be required to hire additional staff to comply with additional SEC reporting requirements and compliance under the Sarbanes-Oxley Act of 2002 not previously required as a private company prior to the acquisition of VeruTEK-Delaware. Our failure to comply with reporting requirements and other provisions of securities laws could negatively affect our stock price and adversely affect our results of operations, cash flow and financial condition.

Operating as a small public company also requires us to make projections about future operating results and to provide forecast guidance to the public markets. We have limited experience as a management team in the combined company with dealing with the public markets and as a result our projections may not be made timely or set at expected performance levels and could materially affect the price of our stock. Any failure to meet published projections that adversely affect our stock price could result in losses to investors, shareholder lawsuits or other litigation, sanctions or restrictions issued by the SEC or the exchange upon which the combined company's stock is traded.

While we believe that we currently have adequate internal control over financial reporting, we are exposed to risks from recent legislation requiring companies to evaluate internal control over financial reporting.

Section 404 of the Sarbanes-Oxley Act of 2002 ("Section 404") requires our management to report on the operating effectiveness of the Company's Internal Controls over financial reporting  for the year ended December 31, 2007. Carlin, Charron & Rosen, LLP, our independent registered public accounting firm, will be required to attest to the effectiveness of our internal control over financial reporting beginning with the year ended December 31, 2008. We must establish an ongoing program to perform the system and process evaluation and testing necessary to comply with these requirements. We expect  that the cost of this program will require us to incur expenses and to devote resources to Section 404 compliance on an ongoing basis.

It is difficult for us to predict how long it will take to complete Management's assessment of the effectiveness of our internal control over financial reporting for each year and to remediate any deficiencies in our internal control over financial reporting. As a result, we may not be able to complete the assessment and process on a timely basis. In the event that our Chief Executive Officer, Chief Financial Officer or independent registered public accounting firm determine that our internal control over financial reporting is not effective as defined under Section 404, we cannot predict how regulators will react or how the market prices of our shares will be affected.

We are dependent on the environmental remediation industry, which has experienced volatility in capital spending.

We derive the majority of our revenues from sales of products and services to the environmental remediation industry. Purchases of our services may be deferred as a result of many factors including mergers and acquisitions, regulatory decisions, weather conditions, rising interest rates, clean-up specific financial situations and general economic downturns. In the future, we may experience variability in operating results, on both an annual and a quarterly basis, as a result of these factors.

Environmental remediation industry sales cycles can be lengthy and unpredictable, which can cause delays in purchasing and variability to our financial projections and could adversely affect results of operations.

Sales cycles with customers in the environmental remeditation industry are generally long and unpredictable due to political influences, customers’ budgeting, purchasing, regulatory processes and that can take longer that expected to complete. Our waste customers typically issue requests for quotes and proposals, establish evaluation committees, review different technical options with vendors, analyze performance and cost/benefit justifications and perform a regulatory review, in addition to applying the normal budget approval process within a waste company. Delays in completing these processes can cause delays in purchasing and variability to our financial projections and could adversely affect results of operations.

We face competitive pressures from a variety of companies in the markets we serve which may have an adverse effect on our operating results.

We are a small company in a highly competitive market. Some of our present and potential competitors have, or may have, substantially greater financial, marketing, technical or manufacturing resources, and in some cases, greater name recognition and experience than we have. Some competitors may enter markets we serve and sell products at low prices in order to obtain market share. Our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements. They may also be able to devote greater resources to the development, promotion and sale of their products and services than we can. Current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties that enhance their ability to address the needs of our prospective customers. It is possible that new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share. Other companies may also produce products that are equal or superior to our products, which could reduce our market share, reduce our overall sales and require us to invest additional funds in new technology development. Our technology is new and we have not yet secured a project for the full scale remediation of a contaminated environmental site. We may face competition from other environmental remediation firms with alternative technologies that will be less costly to the client and result in our inability to secure projects or result in our inability to secure such projects at acceptable profit margins. If we cannot compete successfully against current or future competitors, this will have a material adverse effect on our business, financial condition, results of operations and cash flow.

Our financial forecasts may not be achieved as a result of the unpredictability of customer buying patterns, which could make our stock price more volatile.

We do not maintain significant levels of backlog. Revenue in any year or quarter is dependent, in significant part, on contracts entered into or orders booked and shipped in that period. The risk of quarterly fluctuations in operation results is increased by the fact that a significant portion of our quarterly net revenue has historically been generated during the last month of each fiscal quarter. Many customers negotiate contracts near the end of each quarter. Due to these end-of-period buying patterns, forecasts may not be achieved, either because expected sales are delayed or do not occur or because they occur at lower prices or on terms that are less favorable to us.

In addition, fluctuations may be caused by a number of other factors, including:

•	the timing and volume of customer orders and customer cancellations;

•	a change in our revenue mix of products and services and a resulting change in the gross margins;

•	the timing and amount of our expenses;

•	the introduction of competitive products by existing or new competitors;

•	reduced demand for any given product;

•	quarterly seasonality of customer buying patterns due to budget cycles, holidays and vacation patterns; and

•	the market’s transition to new technologies.

Due to these factors, forecasts may not be achieved, either because expected revenues do not occur or because they occur at lower prices, at later times, or on terms that are less favorable to us. In addition, these factors increase the chances that our results could diverge from the expectations of investors and analysts. If so, the market price of our stock would likely decrease and may result in shareholder lawsuits.

We need to manage growth in operations to maximize our potential growth and achieve our expected revenues and our failure to manage growth will cause a disruption of our operations resulting in the failure to generate revenue.

In order to maximize potential growth in our current and potential markets, we believe that we must expand our manufacturing, sales and marketing operations. This expansion will place a significant strain on our management team and our operational, accounting, and information systems. We expect that we will need to continue to improve our financial controls, operating procedures, and management information systems. We will also need to effectively hire, train, motivate, and manage our employees. Our failure to properly manage our growth could disrupt our operations and ultimately prevent us from generating the revenues we expect.

If we are not able to implement our strategies in achieving our business objectives, our business operations and financial performance may be adversely affected.

Our business plan is based on circumstances currently prevailing and the assumptions that certain circumstances will or will not occur, as well as the inherent risks and uncertainties involved in various stages of development. However, there is no assurance that we will be successful in implementing our strategies or that our strategies, even if implemented, will lead to the successful achievement of our objectives. If we are not able to successfully implement our strategies, our business operations and financial performance may be adversely affected.

If we need additional capital to fund our growth, we may not be able to obtain sufficient capital and may be forced to limit the scope of our operations.

In connection with our growth strategies, we may experience increased capital needs and accordingly, we may not have sufficient capital to fund our future operations without additional capital investments. Our capital needs will depend on numerous factors, including the following:

•	our profitability;
•	the release of competitive products by our competition;
•	the level of our investment in research and development; and
•	the amount of our capital expenditures, including acquisitions.

We cannot assure you that we will be able to obtain capital in the future to meet our needs. At March 31, 2007, we had a $350,000 revolving credit facility and a term note with an original principal amount of $82,500 with Webster Bank (the “Facility” and “Term Note,” respectively). We have utilized $349,407 under the Facility which has been terminated. If we cannot obtain additional funding, we may be required to:

•	limit our investments in research and development;
•	limit our marketing efforts; and
•	decrease or eliminate capital expenditures. Such reductions could materially adversely affect our business and our ability to compete.

Even if we do find a source of additional capital, we may not be able to negotiate terms and conditions for receiving the additional capital that are acceptable to us. Any future capital investments could dilute or otherwise materially and adversely affect the holdings or rights of our existing shareholders. In addition, new equity or convertible debt securities issued by us to obtain financing could have rights, preferences and privileges senior to our common stock. We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us.

We depend on our ability to develop and release new products from development in a timely and consistent manner.

Our remediation products are not yet released from development and available for sale. Our products require additional and continuing development to become competitive with our competitive products. We expect to continue to make, substantial investments in technology development. Our future success will depend, in part, on our ability to continue to design and manufacture new competitive products and to enhance and sustain our existing products. This product development will require continued investment in order to maintain and grow our market position. We may experience unforeseen problems in the development or performance of our technologies or products. In addition, we may not meet our product development schedules. Finally, we may not achieve market acceptance of our new products and solutions. These factors could materially affect our ability to forecast operations and negatively affect our stock price, results of operations, cash flow and financial condition.

Our technology may have defects and errors that could lead to a loss of revenues or product liability claims.

Our software products use complex development technologies and may contain defects or errors, especially when first introduced or when new versions or enhancements are released. Despite quality control testing, we may not detect errors in our new products or product enhancements until after we have commenced commercial shipments. If defects and errors are discovered after commercial release of either new versions or enhancements of our products:

•	potential customers may delay purchases;

•	customers may react negatively, which could reduce future sales;

•	our reputation in the marketplace may be damaged;

•	we may have to defend product liability claims;

•	we may be required to indemnify our customers, distributors, original equipment manufacturers or others;

•	we may incur additional service and warranty costs; and

•	we may have to divert additional development resources to correct the defects and errors, which may result in the delay of new product releases or upgrades.

If any or all of the foregoing occur, we may lose revenues, incur higher operating expenses and lose market share, any of which could severely harm our financial condition and operating results.

We are subject to regulatory compliance and we may incur substantial expenses in complying with these regulations

We are subject to various governmental regulations including those related to occupational safety and health, labor and wage practices and regulations regarding the performance of certain engineering services. Failure to comply with current or future regulations could result in the imposition of substantial fines, suspension of production, alteration of our production processes, cessation of operations or other actions, which could materially and adversely affect our business, financial condition and results of operations.

Our operating results may be adversely affected by the uncertain geopolitical environment and unfavorable factors affecting economic and market conditions.

Adverse factors affecting economic conditions worldwide have contributed to a general inconsistency in environmental remediation spending and may continue to adversely impact our business, resulting in:

•	Reduced demand for our products as a result of a decrease in spending by our customers and potential customers;

•	Increased price competition for our products; and

•	Higher overhead costs as a percentage of revenues.

Terrorist and military actions may continue to put pressure on economic conditions. If such an attack should occur or if the economic and market conditions in the United States deteriorate as a result of a terrorist attack, we may experience a material adverse impact on our business, operating results, and financial condition as a consequence of the above factors or otherwise.

Stockholders may experience significant dilutions if future equity offerings are used to fund operations or acquire complimentary businesses.

If future operations or acquisitions are financed through the issuance of equity securities, stockholders could experience significant dilution. In addition, securities issued in connection with future financing activities or potential acquisitions may have rights and preferences senior to the rights and preferences of our common stock. We expect to establish an incentive stock award plan for management and employees. If an incentive stock award plan is approved by shareholders, we expect to grant options to purchase shares of our common stock to our directors, employees and consultants and we will grant additional options in the future. The issuance of shares of our common stock upon the exercise of these options may result in dilution to our stockholders.

We may have difficulty defending our intellectual property rights from infringement resulting in lawsuits requiring us to devote financial and management resources that would have a negative impact on our operating results.

We regard our service marks, trademarks, trade secrets, patents and similar intellectual property as critical to our success. We rely on trademark, patent and trade secret law, as well as confidentiality and license agreements with certain of our employees, customers and others to protect our proprietary rights. No assurance can be given that our patents and licenses will not be challenged, invalidated, infringed or circumvented, or that our intellectual property rights will provide competitive advantages to us.

If we lose the services of any of our key personnel, including our Chief Executive Officer, Chief Financial Officer and Director of Research and Development our business may suffer.

We are dependent on our key officers, including Chief Executive Officer, Chief Financial Officer and Director of Research and Development, our directors, and our key employees in our technology, finance, sales and marketing operations. Our business could be negatively impacted if we were to lose the services of one or more of these persons.

Our executive officers, board of directors and key employees are crucial to our business, and we may not be able to recruit, integrate and retain the personnel we need to succeed.

Our success depends upon a number of key management, sales, technical and other critical personnel, including our executive officers, the Board of Directors and key employees. The loss of the services of any key personnel, or our inability to attract, integrate and retain highly skilled technical, management, sales and marketing personnel could result in significant disruption to our operations, including the timeliness of new product introductions, success of product development and sales efforts, quality of customer service, and successful completion of our initiatives, including growth plans and the results of our operations. Any failure by us to find suitable replacements for our key senior management may be disruptive to our operations. Competition for such personnel in the technology industries is intense, and we may be unable to attract, integrate and retain such personnel successfully.

Our bylaws provide that we may indemnify our officers and directors which may result in significant expenditures for our company, which may further exacerbate our losses.

Our Bylaws provide that we may indemnify our directors, officers, employees, and agents to the fullest extent permitted by Nevada law. We will also bear the expenses of such litigation for any of our directors, officers, employees, or agents. This indemnification policy could result in substantial expenditures which we may be unable to recoup.

The issuance of shares upon conversion of the Secured Convertible Notes and exercise of outstanding warrants issued to the investors may cause immediate and substantial dilution to our existing stockholders.

The issuance of shares upon conversion of the Secured Convertible Notes and exercise of warrants may result in substantial dilution to the interests of other stockholders since the investor may ultimately convert and sell the full amount issuable on conversion. Although the investors may not convert or exercise their Secured Convertible Notes and common stock purchase warrants if such conversion would cause them to own more than 9.99% of our outstanding common stock, this restriction does not prevent the investor from converting and/or exercising some of their holdings and then converting the rest of their holdings. In this way, the investor could sell more than their limit while never holding more than this limit.

SPECIFIC RISKS RELATING TO OUR COMMON STOCK

We have not paid dividends in the past and do not expect to pay dividends in the future. Any return on investment may be limited to the value of our common stock.

 We have never paid cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

There is a limited market for our common stock which may make it more difficult to dispose of your stock.

 Our common stock is currently quoted on the Over the Counter Bulletin Board under the symbol "VTKT". There is a limited trading market for our common stock. Accordingly, there can be no assurance as to the liquidity of any markets that may develop for our common stock, the ability of holders of our common stock to sell our common stock, or the prices at which holders may be able to sell our common stock.

A sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of our common stock in the public market, the market price of our common stock could fall. These sales also may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate. Stockholders who have been issued shares in the Acquisition will be able to sell their shares pursuant to Rule 144 under the Securities Act of 1933, beginning one year after the stockholders acquired their shares.

Our common stock is subject to the "Penny Stock" rules of the SEC and the trading market in our securities is limited, which makes a transaction in our stock cumbersome and may reduce the value of an investment in our stock.

The SEC has adopted Rule 3a51-1 which establishes the definition of a "penny stock," for the purposes relevant to us, is any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, Rule 15g-9 requires:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and
•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and
•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and
•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by selling stockholders. We will receive no proceeds from the sale of shares of common stock in this offering. However, we will receive proceeds from the exercise, if any, of the warrants owned by the selling stockholders.

SELLING SECURITY HOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the selling securityholders. We will not receive any proceeds from the resale of the common stock by the selling securityholders. We will receive proceeds from the exercise of the warrants. Assuming all the shares registered below are sold by the selling securityholders, only Nite Capital Master, Ltd. will continue to own any shares of our common stock.

The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered. None of the selling securityholders have held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years.

Name of Selling Stockholder	Total Shares Held Including Shares Issuable Upon Full Conversion and/or exercise(3)	Total Percentage of Outstanding Shares Assuming Full Conversion and/or exercise (3)	Shares of Common Stock Included in Prospectus (3)	Beneficial Ownership Before Offering (1)(2)	Percentage of Common Stock Before Offering (1)(2)	Beneficial Ownership After the Offering(4)	Percentage of Common Stock Owned After Offering(4)
Nite Capital Master, Ltd. (5)	2,088,275	9.69%	900,000	2,088,275	9.69%	1,188,275	5.76%
Meadowbrook Opportunity Fund LLC (6)	750,000	3.52%	750,000	750,000	3.52%	--	--
Joel Appel (7)	375,000	1.79%	375,000	375,000	1.79%	--	--
Icon Capital Partners LP (8)	150,000	*	150,000	150,000	*	--	--
Redwood Investment Capital, LP (9)	150,000	*	150,000	150,000	*	--	--
Jack Herchenbach (10)	37,500	*	37,500	37,500	*	--	--
Mark Munson (11)	15,000	*	15,000	15,000	*	--	--
Thomas S. Perakos living Trust (12)	150,000	*	150,000	150,000	*	--	--
Elizabeth L. Lozier (13)	64,672	*	64,672	64,672	*	--	--
Karen D. Weaver (14)	25,870	*	25,870	25,870	*	--	--
John L. Wren(15)	77,606	*	77,606	77,606	*	--	*
Isaac Lebow(16)	64,672	*	64,672	64,672	*	--	*
Harry Kraiza, Jr. (17)	38,804	*	38,804	38,804	*	--	--
Peter H. Shaddock, Jr. (18)	64,672	*	64,672	64,672	*	--	--
James C. Bardwill (19)	194,012	*	194,012	194,012	*	--	--
Peter H. Shaddock (20)	129,342	*	129,342	129,342	*	--	--

NuWay Tobacco Co. (21)	776,042	3.69%	776,042	776,042	3.69%	--	--
Douglas M. Dunnan (22)	64,672	*	64,672	64,672	*	--	--
Gregory Seifert (23)	51,738	*	51,738	51,738	*	--	--

Total			4,079,602

* Less than one percent.

(1) These columns represent the aggregate maximum number and percentage of shares that the selling stockholders can own at one time.

(2) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days. The percentage of shares owned by each selling stockholder is based on a total outstanding number of 20,410,841 as of June 29, 2007.

(3) The selling stockholders that participated in the Financing have contractually agreed to restrict its ability to convert its Secured Convertible Notes or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 9.99% of the then issued and outstanding shares of common stock as determined in accordance with Section 13(d) of the Exchange Act.

(4) Assumes that all securities registered will be sold.

(5) Shares being registered represent (i) 600,000 shares issuable upon the conversion of the Secured Convertible Notes and (ii) 300,000 shares issuable upon the exercise of the Common Stock Purchase Warrants, exercisable at $1.20 per share. Keith Goodman has voting control and investment discretion over the shares of common stock held by the selling stockholder.

(6) Shares being registered represent (i) 500,000 shares issuable upon the conversion of the Secured Convertible Notes and (ii) 250,000 shares issuable upon the exercise of the Common Stock Purchase Warrants, exercisable at $1.20 per share. Michael Riggins has voting control and investment discretion over the shares of common stock held by the selling stockholder.

(7) Shares being registered represent (i) 250,000 shares issuable upon the conversion of the Secured Convertible Notes and (ii) 125,000 shares issuable upon the exercise of the Common Stock Purchase Warrants, exercisable at $1.20 per share.

(8) Shares being registered represent (i) 100,000 shares issuable upon the conversion of the Secured Convertible Notes and (ii) 50,000 shares issuable upon the exercise of the Common Stock Purchase Warrants, exercisable at $1.20 per share. Adam Cabibi has voting control and investment discretion over the shares of common stock held by the selling stockholder.  Icon Capital Partners LP is an affiliate of a broker dealer.  Icon Capital Partners LP purchased the securities being registered herewith in the ordinary course of business.

(9) Shares being registered represent (i) 100,000 shares issuable upon the conversion of the Secured Convertible Notes and (ii) 50,000 shares issuable upon the exercise of the Common Stock Purchase Warrants, exercisable at $1.20 per share. Michael Riggins has voting control and investment discretion over the shares of common stock held by the selling stockholder.

(10) Shares being registered represent (i) 25,000 shares issuable upon the conversion of the Secured Convertible Notes and (ii) 12,500 shares issuable upon the exercise of the Common Stock Purchase Warrants, exercisable at $1.20 per share.

(11) Shares being registered represent (i) 10,000 shares issuable upon the conversion of the Secured Convertible Notes and (ii) 5,000 shares issuable upon the exercise of the Common Stock Purchase Warrants, exercisable at $1.20 per share.

(12) Shares being registered represent (i) 100,000 shares issuable upon the conversion of the Secured Convertible Notes and (ii) 50,000 shares issuable upon the exercise of the Common Stock Purchase Warrants, exercisable at $1.20 per share. Thomas S. Perakos  has voting control and investment discretion over the shares of common stock held by the selling stockholder.

(13) Shares being registered represent (i) 32,336 shares and (ii) 32,336 shares issuable upon the exercise of the Common Stock Purchase Warrants, exercisable at $1.20 per share.

(14) Shares being registered represent (i) 12,935 shares and (ii) 12,935 shares issuable upon the exercise of the Common Stock Purchase Warrants, exercisable at $1.20 per share.

(15) Shares being registered represent (i) 38,803 shares and (ii) 38,803 shares issuable upon the exercise of the Common Stock Purchase Warrants, exercisable at $1.20 per share.

(16) Shares being registered represent (i) 32,336 shares and (ii) 32,336 shares issuable upon the exercise of the Common Stock Purchase Warrants, exercisable at $1.20 per share.

(17) Shares being registered represent (i) 19,402 shares and (ii) 19,402 shares issuable upon the exercise of the Common Stock Purchase Warrants, exercisable at $1.20 per share.

(18) Shares being registered represent (i) 32,336 shares and (ii) 32,336 shares issuable upon the exercise of the Common Stock Purchase Warrants, exercisable at $1.20 per share.

(19) Shares being registered represent (i) 97,006 shares and (ii) 97,006 shares issuable upon the exercise of the Common Stock Purchase Warrants, exercisable at $1.20 per share.

(20) Shares being registered represent (i) 64,671 shares and (ii) 64,671 shares issuable upon the exercise of the Common Stock Purchase Warrants, exercisable at $1.20 per share.

(21) Shares being registered represent (i) 388,021 shares and (ii) 388,021 shares issuable upon the exercise of the Common Stock Purchase Warrants, exercisable at $1.20 per share. Charles B. Shepherd and Jean E. Shepherd have voting control and investment discretion over the shares of common stock held by the selling securityholder.

(22) Shares being registered represent (i) 32,336 shares and (ii) 32,336 shares issuable upon the exercise of the Common Stock Purchase Warrants, exercisable at $1.20 per share.

(23) Shares being registered represent (i) 25,869 shares and (ii) 25,869 shares issuable upon the exercise of the Common Stock Purchase Warrants, exercisable at $1.20 per share.

The following is a description of the selling securityholders relationship to us and how each the selling securityholders acquired the shares to be sold in this offering:

Bridge Financing

On January 4, 2007, VeruTEK-Delaware raised $600,000 through the issuance of convertible debt to accredited investors (the “Bridge Loan”). On May 9, 2007, upon acquiring VeruTEK-Delaware, the Bridge Loan, including interest, was converted into 776,051 shares of our common stock. In addition, we issued common stock purchase warrants to purchase 776,051 shares of common stock exercisable at $1.20 per share (the “Bridge Warrants”). The Bridge Warrants are exercisable for a period of five years for cash only.  We granted the bridge investors piggyback registration rights.

May 2007 Financing

On May 9, 2007, we received gross proceeds of approximately $1,685,000 (the “May 2007 Financing”) in connection with the financing from Nite Capital Master, Ltd., Meadowbrook Opportunity Fund LLC, Joel Appel, Icon Capital Partners, LP, Redwood Investment Capital, LP, Jack Herchenbach, Mark Munson and Thomas S. Perakos Living Trust (the “May 2007 Investors”). Pursuant to a Securities Purchase Agreement entered into with the May 2007 Investors, we sold a 6% Secured Convertible Note (the “May 2007 Note”) and a warrant (the “May 2007 Warrant”).

The May 2007 Notes are convertible under certain conditions into shares of our common stock (the “Common Stock”). The May 2007 Warrants issued to each May 2007 Investor will entitle the holder thereof to purchase a number of shares of Common Stock equal to 50% of the number of shares of Common Stock into which the Note purchased by such May 2007 Investor is convertible. The “Exercise Price” for the May 2007 Warrants is $1.20 per share, subject to adjustment as provided therein. The conversion price for the May 2007 Notes is $1.00 per share, subject to adjustment as provided therein. The shares of Common Stock into which the May 2007 Notes are convertible are referred to herein as “Conversion Shares” and the shares of Common Stock into which the May 2007 Warrants are exercisable are referred to herein as the “Warrant Shares”.

The May 2007 Notes bear interest at 6%, mature two years from the date of issuance, and are convertible into our common stock, at the investors' option, at $1.00 per share. The full principal amount of the May 2007 Notes is due upon default. In addition, we have granted the May 2007 Investors a security interest in substantially all of our assets. After commissions and expenses, we received net proceeds of approximately $1,500,000 from the May 2007 Financing.

In connection with the May 2007 Financing, we entered into Registration Rights Agreements, with the May 2007 Investors. The Registration Rights Agreement provides in part that we shall prepare and file on or before the Filing Deadline (as defined below) a registration statement prepared in compliance with the Securities Act of 1933 and covering the Conversion Shares and Warrant Shares equal to one hundred and fifty percent (150%) of the number of shares of Common Stock issuable upon conversion of the May 2007 Notes and exercise of the May 2007 Warrants. The “Filing Deadline” is the 60th day following the closing date. In the event that we fail to file a registration statement by the Filing Deadline, if sales of the Note Shares and Warrant Shares cannot be made pursuant to the registration statement after it has been declared effective or we are required to file an amendment or supplement with certain timing exceptions, then we are required to make cash payments to each holder equal to 2% of the purchase price for each 30 day period.

The May 2007 Investors have contractually agreed to restrict its ability to convert its securities and receive shares of our common stock such that the number of shares of our common stock held by it and its affiliates after such conversion does not exceed 9.99% of our then issued and outstanding shares of common stock.

All of the above offerings and sales were deemed to be exempt under Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of our company or executive officers of our company, and transfer was restricted by our company in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

Additional Disclosure

Dollar Value of Shares of Common Stock Underlying the Convertible Notes and Warrants Registered for Resale in this Prospectus

The total dollar value of the shares of common stock underlying the convertible notes and warrants that we have registered for resale (using the number of underlying securities that we have registered for resale and the market price per share for those securities on May 17, 2007, the initial date with trading activity following  the closing of the merger):

Transaction	Shares of Common Stock Underlying the Derivative Securities	Market Price at May 17, 2007	Dollar Value of Underlying Securities
Bridge Warrants	776,051	$1.275	$989,465
May 2007 Notes	1,685,000	$1.275	$2,148,375
May 2007 Warrants	842,500	$1.275	$1,074,188
Total	3,303,551	$1.275	$4,212,028

Payments in Connection with the May 2007 Financing

We have made and may be required to make interest and liquidated damages payments to the investors in the May 2007 Financing.  The following is a tabular disclosure of the dollar amount of each such payment (including the value of any payments to be made in common stock, and excluding any repayment of principal) in connection with the May 2007 Financing that we have made or may be required to make to any selling shareholder, any affiliate of a selling shareholder, or any person with whom any selling shareholder has a contractual relationship regarding the transaction (including any interest payments, liquidated damages, payments made to “finders” or “placement agents” and any other payments or potential payments):

Investor	Payment Reference	Date	Amount
May 2007 Investors
	Interest Payment	July 1, 2007	$14,884
	Interest Payment	October 1, 2007	$25,837
	Interest Payment	January 1, 2008	$25,837
	Interest Payment	April 1, 2008	$25,837

May 2007 Financing	Fees
	Shares issued to Galway	May 9, 2007	$266,845
	Shares issued to Lynden	May 9, 2007	$615,797
	Shares issued to Intaglio	May 9, 2007	$123,160
	Shares issued to Synergy Law	May 9, 2007	$94,833
	Shares issued to Nite Capital	May 9, 2007	$86,319
	Cash paid to Lynden	May 9, 2007	$30,000
	Cash paid to Galway	May 9, 2007	$50,000
	Cash paid to Synergy Law	May 9, 2007	$30,000

Total payments that have been or may be required to be made in connection with the transaction through April 1, 2008			$1,389,349

The Net Proceeds realized by our company from the May 2007 Financing are as follows:

Gross Proceeds	$1,685,000
Less advisory fees	$1,389,349
Net Proceeds	$295,651

Potential Total Profit to the Investors from the Sale of Common Stock underlying its Securities

The potential gain (loss) to  as a result of the conversion for of its securities is as follow:

Description of Securities held by Each Selling Shareholder	Market price per share of securities on May 17, 2007	Fixed conversion price per share of underlying securities on the date of sale of the securities	Total possible shares underlying the preferred stock	Combined market price (market price per share * total possible shares)	Total possible shares the selling shareholders may receive and combined conversion price of the total number of shares underlying the securities	Total possible discount (premium) to market price as of the date of May 17, 2007

May 2007 Notes	$1.275	$1.00	1,685,000	$2,148,375	$1,685,000	$463,375
May 2007 Warrants	$1.275	$1.20	842,500	$1,074,188	$1,011,000	$63,188
Bridge Warrants	$1.275	$1.20	776,051	$989,465	$931,261	$58,204

Potential Gross Proceeds:	$4,212,028
Total Potential Cost Basis:	3,627,261
Total Possible Profit (Loss) to be Realized by Selling Shareholders:	$584,767

Total of Possible Payments and Discounts as a Percentage of Net Proceeds

The following information presents the sum of all possible payments and the total possible discounts to the market price of the shares underlying the May 2007 Notes as a percentage of the net proceeds to our company from the sale of the May 2007 Notes, as well as the amount of that resulting percentage averaged over the term of the May 2007 Notes.

The percentage computation methodology utilized considers the following factors:

•	the gross proceeds paid or payable to our company in the Preferred 2007 Financing;

•	all payments that have been made or that may be required to be made by our company;

•	the resulting net proceeds to our company; and

•
the combined total possible profit to be realized by the investors as a result of any conversion discounts regarding the securities underlying the May 2007 Notes that are held by the May 2007 Investors or any affiliates of the May 2007 Investors.

Gross proceeds paid to the Company in the May 2007 Financing	$1,685,000
All payments made or that may be may be required to be made by the Company	$1,389,349
Net proceeds to issuer, as Gross proceeds are reduced by the total of all possible payments	$295,651

Combined total possible profit to be realized as a result of any conversion discounts disclosed above	0

Percentage of the total amount of all possible payments divided by the net proceeds to the issuer from the sale of the May 2007 Notes	470%

Relationship Between Shares Issued and Outstanding and Shares Held by Selling Stockholders

The following tabular disclosure reflects:

•	the number of shares outstanding prior to May 2007 Financing that are held by persons other than the selling shareholders, affiliates of our company, and affiliates of the selling shareholders;

•	the number of shares registered for resale by the selling shareholders or affiliates of the selling shareholders in prior registration statements;

•
the number of shares registered for resale by the selling shareholders or affiliates of the selling shareholders that continue to be held by the selling shareholders or affiliates of the selling shareholders;

•	the number of shares that have been sold in registered resale transactions by the selling shareholders or affiliates of the selling shareholders

•	the number of shares registered for resale on behalf of the selling shareholders or affiliates of the selling shareholders in the current transaction.

In this analysis, the calculation of the number of outstanding shares excludes any securities underlying any outstanding convertible securities, options, or warrants.

Shares held by persons other than the selling shareholder, affiliates of the company, and affiliates of the selling shareholders prior to the current transaction	Shares registered for resale by the selling shareholders or affiliates of the selling shareholders in prior registration statements	Shares registered for resale by the selling shareholders or affiliates of the selling shareholders that continue to be held by same	Shares registered for resale on behalf of the selling shareholders or affiliates of the selling shareholders in the current transaction

5,517,914	0	0	4,079,602

Repayment of May 2007 Notes

We have the intention to make payments on the May 2007 Notes, however, in order to do so, we must secure a project or projects for full scale environmental remediation of sufficient size and profitability or we must secure additional funding from other sources it must  and a reasonable basis to believe that it will have the financial ability, to make payments on the overlying securities.

Existing Short Positions by Selling Shareholders

Based upon information provided by the selling shareholders, to the best of management’s knowledge, we are not aware of any of the selling shareholders having an existing short position in our common stock.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issuable upon conversion of the convertible notes and upon exercise of the warrants to permit the resale of these shares of common stock by the holders of the convertible notes and warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent's commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock, convertible notes or warrants and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is currently traded on the Over-The-Counter Bulletin Board under the symbol VTKT. For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

	Fiscal 2007
COMMON STOCK	High	Low

First Quarter	$--	--
Second Quarter	3.25	.05
Third Quarter (1)	10.25	3.00
Fourth Quarter	--	--

(1) Through September 7, 2007

As of September 7, 2007, our shares of common stock were held by approximately 63 stockholders of record. We believe that the number of beneficial owners is substantially greater than the number of record holders because a significant portion of our outstanding common stock is held of record in broker “street names” for the benefit of individual investors. The transfer agent of our common stock is Island Stock Transfer.

Securities Authorized for Issuance Under Equity Compensation Plans

As of the year ended December 31, 2006, we did not have an equity compensation plan authorizing us to issue shares of common stock

Dividends

We have never paid cash dividends and have no plans to do so in the foreseeable future. Our future dividend policy will be determined by our board of directors and will depend upon a number of factors, including our financial condition and performance, our cash needs and expansion plans, income tax consequences, and the restrictions that applicable laws and our credit arrangements then impose.

DESCRIPTION OF BUSINESS

Description of Our Company

We were incorporated in the State of Nevada on February 3, 2004. Until we acquired VeruTek-Delaware, we were an exploration stage company in the business of the acquisition and exploration of mining properties and intended to be in the business of mineral property exploration. We acquired a 100% interest in eight mineral claims located in the Atlin Mining Division in British Columbia, Canada. We have not presently conducted any exploration to determine whether our properties contain mineral reserves that are economically recoverable. Management determined that the lack of capital and a lack of funding sources to fund operations would not allow us to execute our business in a viable fashion. Management decided not to proceed with a mineral exploration program on the claims and explored any and all options for ale of the business or finding a partner for a merger or acquisition.

History of VeruTEK-Delaware

VeruTEK-Delaware, our wholly owned subsidiary, was incorporated as a Delaware corporation on February, 1, 2006. VeruTEK-Delaware was formed to develop and commercialize new technologies in the field of environmental remediation. We provide technical and consulting services to clients to resolve complex environmental remediation matters at a wide range of waste sites, principally by combining surfactant and oxidant chemistries.

Description of Business

We are an environmental remediation company that provides environmental solutions for complex environmental problems. We have developed new clean and green technologies using food-grade surfactants and food additives that remove contamination without risk to humans or the environment. Our technologies will allow development of four important revenue streams:

·   remediation of contaminated sites;
·   sale of green chemicals,
·   licensing of proprietary technology;
·   laboratory services; and
·   high-level consulting.

We have successfully tested the first series of clean, green and effective technologies for surface and subsurface contamination in laboratory and field studies. We will use this technology to diversify our revenue streams.

We currently derive our revenue from high level consulting services related to the evaluation of environmental contamination risks for clients, laboratory services related to treatability studies intended to evaluate the effectiveness of our technology, know-how and processes in addressing specific contamination issues at specific client sites and from pilot projects intended to demonstrate the effectiveness of our capabilities by directly addressing contamination issues at client sites. Our objective is to utilize activities from each of the above revenue sources to successfully demonstrate our capabilities in addressing environmental remediation issues and thereby secure much larger contracts for full scale remediation of environmental issues at client sites. Although we are continuing to pursue such opportunities, we have not yet secured a commitment for a full scale remediation project and accordingly have not yet established revenue streams related to full scale remediation of contaminated sites, sale of green chemicals or licensing of proprietary technology.

We have successfully tested the first series of clean, green and effective technologies for surface and subsurface contamination in laboratory and field studies. The tests have involved both laboratory and field study. Laboratory studies were conducted by an independent third-party laboratory. Field tests were observed by a third party consultant and the New York State Department of Environmental Conservation (“NYSDEC”). A report on field tests prepared by the third party consultant has been accepted by the NYSDEC.  In addition, we have received approvals from the South Carolina Department of Heatlh and Environmental Control and the Florida Department of Environmental Protection to utilize our technology for remediation at potential client sites in their respective states.  We will use this technology to diversify our revenue streams. In the long term, these technologies will be used to penetrate the fragmented environmental market so as to become the first large, green environmental services firm.

Currently, most contaminated surface soil is excavated, treated at an off-site facility and landfilled. Initially, remediation of contaminated sites will be our most significant revenue stream. We will clean soils, sediments, and groundwater especially for clients with large liabilities (such as Fortune 500 industrial clients, utilities, the federal government and others). These solutions remove contamination at complex (large) commercial/industrial and government sites. Our opportunity and vision is to replace the dig/haul/landfill mentality that pervades the environmental market. Instead of costly removal of vast quantities of contaminated soil, we now have the ability to design treatments in place using food-grade materials.

Green chemical development is our second revenue stream. We have developed our first line of green, biodegradable solutions for environmental cleanup. The continual development and branding of the VeruSOL line of products will facilitate movement of the marketplace to more intelligent, earth-friendly solutions. We believe selling of green chemicals will catalyze our position in the environmental marketplace.

The environmental market is fragmented between water resources management, laboratory and analytical, consulting, real estate, and remediation sectors. Remediation (or cleanup) and laboratory services are common themes of these markets; both are marketing vehicles and revenue generators. Initially, our laboratory services will focus on high-end and specialty analysis of pollutants with the expectation and treatability studies. As we grow, the laboratory will grow to provide support for our growing services.

With a previous dearth of real environmental solutions available, the environmental consulting market is currently commodity driven by technologies centered on excavation and landfill disposal. These traditional remediation technologies are basic to many implementers and result in a lack of differentiation and higher levels of competition. With more complete, long-term solutions for cleanup, the environmental consulting market will be changed to high-end consulting for true cost-effective remediation utilizing green chemistry to that can be safely implemented. We are positioned to capitalize on this trend in the market.

Our technologies can achieve complete or near complete cleanup of soils to provide a real solution. We use plant-derived natural surfactants that constitute our green solution.  The cost of our technology is comparable to excavation and landfill disposal technologies for contamination near the surface of the ground. However, unlike traditional excavation and landfill remediation, our technology is not depth limited and consequently we are able to remediate subsurface soil contamination at greater depths. The cost of excavation and landfill disposal remediation at depth is prohibitive. In addition, excavation and landfill disposal is almost never 100 percent effective and sometimes leaves significant amounts of contamination in place. Excavation and landfill disposal also increases the likelihood of exposure to contaminants for workers and communities through which contaminants are hauled. By design, landfill disposal moves the contamination from one location to the landfill location without eliminating the contamination. Our technology has none of these limitations.

Our technologies are effective remedying non-aqueous phase liquids in soils and groundwater.  As a result of our technology development, we have positioned ourselves as a solution provider for every type of organic contamination by providing uniquely designed solutions in partnership with the traditional environmental remediation consultants and implementers. We believe our technology is unique and patent applications covering our technology are pending. Accordingly, we believe we are uniquely positioned to capitalize on the drive toward more effective, safe and economical solutions to environmental problems.

We expect our technologies will have an impact on the “brownfields” real estate market. These green technologies can safely remedy contamination in-place in cities and residential areas without having to destroy structures or move residents. Our technologies can be used to essentially eliminate significant obstacles faced in the sale or resale of these properties. This area offers another source of potential revenue.

We believe we have the opportunity to redefine the environmental market with green-brand, thoughtful, and cost-effective solutions. In addition, borrowing marketing strategies from other industries will help transform the large commodity-driven environmental market to a specialty market.
As of June 29, 2007, we had 12 employees. We have not experienced any work stoppages and we consider our relations with our employees to be good.

Products

We have developed several new, patentable technologies that we believe will change the nature of the environmental remediation market at complex waste sites. By combining surfactant and oxidant chemistries, we have invented a proprietary controlled dissolution and desorption process (by dilute surfactant mixtures) with concomitant biological or chemical destruction processes. We have already developed a simultaneously coupled co-solvent/surfactant activated persulfate oxidation process. Our goal is to have our remedies will replace generic site remedies with designer surfactant/oxidant combinations that are environmentally safe and non-intrusive to the nearby community. Designer remedial applications have the same brand appeal to environmental stakeholders that “designer drugs” have in the pharmaceutical industry. We expect the environmental industry to evolve toward a pharmaceutical-like business with green chemicals (the VeruSOL line, for example) continually developed and sold under developed brand names.

Our Surfactant-Enhanced In Situ Chemical Oxidation (S-ISCO®) is a technology that safely destroys (reduces to carbon dioxide and water) organic contamination.  It can target contamination deep in the subsurface of soils such that remediation is possible where previously it was not possible.  It is disruptive because it will force Principal Responsible Parties to remedy their subsurface contamination instead of leaving it in place.  It is also disruptive because it provides a cost-effective and safe means to remedy surface and subsurface contamination in place without excavating it and sending millions of tons of contaminated soils to landfills, many of which are hundreds or thousands of miles away.  Our technology has been tested in the laboratory for a specific contaminated site with coal tar in the subsurface.  It was also successfully implemented at a pilot test site from April 2006 to November 2006.  An independent third-party report concluded that our S-ISCO® mixtures traveled together (coeluted) to targeted soil zones and contaminants were solubilized and destroyed through the pilot test area. Results of the transport data show that contaminated soil strata were and can be targeted for treatment by the S-ISCO® method. The pilot test demonstrated that S-ISCO® can be used to treat the contaminants such as tar saturated soils, tar blebs and tar-coated lenses beneath buildings and other potential obstructions (for example, railroad tracks).  The State of New York Department of Environmental Conservation (NYSDEC) has also approved the application of S-ISCO® for full scale remediation at the site of our pilot test. S-ISCO® is one type of a family of coelution technologies that we are developing.  We have completed extensive laboratory work for the remediation of chlorinated compounds.  We are beginning to work on developing a remedy for the remediation of common herbicides and pesticides often found as residual material in farm soils.

Demand

Government, industry, and the public are interested in cleaning up the environment. Federal and State laws require the cleanup of contamination that has been released into the environment.  When hazardous waste is dumped in soil, it poses a direct risk to dermal exposure and contaminants volatilize such that people can be harmed by inhaling minute quantities of gas that volatilize from the soil.  The hazardous waste also migrates to groundwater where minute quantities of the organic compounds dissolve in the groundwater.  These dissolved contaminants, benzene, for example, are transported off-site, where they volatilize into the soil gas and eventually can make their ways into houses.  The exposure pathways are called “vapor intrusion.”  Inhalation of the minute quantities of contaminants has been identified by the United States Environmental Protection Agency as a significant potential exposure pathway to be evaluated on hazardous waste sites.  There is no permanent remedy that removes contamination to provide sufficient protection to the general public and ecology.   As such, most owners of contaminated land generally approach the clean up through a risk based standard where they do the minimum clean up in order to limit their liability.  Risk-based standards are not a permanent remedy for several reasons:  (1) they are constantly being revised (usually downward) based on new or updated toxicological information, (2) there are new compounds that added to the regulatory list as new toxicological information is acquired and (3) based on new toxicological information, any site that is “closed” but that has residual contamination (that is, most, if not all, contaminated sites) can be reopened by EPA to require a more extensive cleanup.  We believe parties engaged in site clean up will begin to migrate from risk based standard remedies to designer surfactant/oxidant combinations that are environmentally safe and non-intrusive to the nearby community.

Distribution

Our products and services will be distributed and marketed by direct marketing, environmental consulting firms, licensees and chemical companies. We are currently distributing exclusively through two channels (direct marketing and environmental consulting firms. We will continue to patent site-specific remedies for system and license upgrades. This plan assumes that we will continue to lease or resell equipment developed for the implementation of these new technologies.

Environmental Market

The environmental market is fragmented between water resources management, laboratory and analytical, consulting and remediation sectors. Remediation, which is an endpoint of all environmental projects, ties these markets together.

Trends in the Remediation Market

Fundamental change is taking over the remediation marketplace defined by the following two trends:

•	the need reuse or redevelop contaminated land, and

•	the realization existing cleanup technologies are inefficient and incomplete.

This transition is reflected in the states’ and EPA’s efforts to build a single cleanup program focused on the productive use of restored property and is reflected in the increasing willingness on the part of owners of impaired properties to look beyond simple liability relief and to consider the ultimate fate of a site as a critical factor in moving cleanup forward.

The larger trend includes many large industrial companies working to move liabilities off their books and looking for redevelopment possibilities in order to get the cleanup moving. Many companies are identifying their assets and determining which can be monetized by selling them.

Technology

Excavation and landfilling is the most frequently used method of soil and groundwater remediation in the US. However, much of the simple surface contamination amenable to low-tech removal has been completed. The remaining problems are deeper subsurface and contributing substantial contamination to groundwater and vapor in residences and commercial establishments. Because there is no effective remediation of subsurface contamination, there is a high demand for an effective remedy to subsurface contamination.

Technology Implications of VeruTEK Technologies

Remediation costs have been a prohibitive factor in speeding the pace of cleanups and the flow of revenues for firms concentrating on remedial construction. Cost effectiveness is already a vital competitive differentiating factor for contractors and is expected only to grow in importance. For many complex sites, such as those with light non-aqueous phase (LNAPLs) or dense non-aqueous phase liquids (DNAPLs), including chlorinated solvents, Manufactured Gas Plant (MGP) residuals and polynuclear aromatic hydrocarbons (PAHs), treatment has been practically limited to excavation with off-site disposal.

Technology has played a limited role to date in the remediation of hazardous waste sites but will become increasingly important in the future as in situ remediation (remediation of contaminants in the place they are situated) methods gain importance. Previously, “dig and haul” was the method of choice for remediation. Table 1 presents the limitations of traditional remediation systems.

Table 1. Traditional Environmental Remedies.

Remedy	Limitation
Soil Excavation and Incineration Disposal Off-site disposal Pump and Treat - groundwater
Incapable of handling enormous volumes; not able to nondestructively remedy beneath buildings; liability retention associated with off-site disposal
Environmental and Community concerns, cost
Liability not eliminated, only shifted
Proven ineffective, especially for non-aqueous phase liquids - acknowledged as a containment method.

EPA policy and a strong emphasis on cost effectiveness from the buyers of remediation services are both helping to drive in situ methods, which require better technical solutions. The majority of “backlogged sites” are problem sites, which may either require novel treatment or new technologies. There is an urgent need in the marketplace for ways to treat both groundwater and soil contamination.

Fewer of the more complex sites have been cleaned up and many DOE sites are specifying “cap and contain” solutions to prevent contamination problems from spreading or worsening while they await remediation. In effect, this creates a technology waiting game until cost-effective on-site treatment methods are proven and approved by regulators.

Development ofIn SituTechnology

The development of soil-vapor extraction (SVE) was a significant development in the in situ remediation of petroleum-based wastes (Dr. Hoag, one of the founders of VeruTEK was the primary developer or SVE technology in the early 1980s). However, the presence of chlorinated compounds, NAPLs, or DNAPLs nullifies the effectiveness of the combined SVE and current above-ground systems. (Many chlorinated volatile organic chemicals (VOCs) are 1) not well absorbed onto activated carbon, 2) resistant to effective catalysis, and 3) corrode internal combustion engines because of hydrochloric acid formation.) The slow rate of extraction of NAPLs or DNAPLs makes SVE an impractical remedial method for those contaminants, particularly those at depths lower than the water table.

More recently, in situ chemical oxidation has been used to remediate soils and groundwater, especially in media that are contaminated with chlorinated VOCs. In situ chemical oxidation (ISCO) involves injecting chemical oxidants into the soil and/or groundwater to oxidize organic contaminants. The common oxidants are hydrogen peroxide-based Fenton’s reagent, and potassium permanganate (KMnO 4 ), better known as permanganate. Ozone can also oxidize organic contaminants in-situ, but it has been used less frequently when higher levels of contaminants are present. Complete mineralization to carbon dioxide and water is the desired endpoint of an ISCO process. These ISCO technologies can work well on simple sites with low-level soil and ground water contamination, but generally have failed on sites (complex sites) that have NAPLs present. Potassium permanganate is limited to treating chloroethenes, such as trichloroethene (TCE) but is ineffective at treating non-chlorinated hydrocarbons and most pesticides, herbicides and PCBs. Our successful combination of surfactant and oxidant chemistry has allowed the development of a controlled release of NAPL and sorbed contaminants into the aqueous phase with subsequent degradation by oxidants. Coupled with free-radical based in situ chemical oxidation processes such as activated persulfate and Fenton’s Chemistry, industry and government agencies will now have a remedial alternative that can treat their many waste sites.

The more complex sites with chlorinated contaminants, heavier organics (semi-VOCs) and metals make up the majority of waste sites that have not begun remedial action. According to EPA, 75 percent of Superfund sites are contaminated with VOCs (43 percent with chlorinated VOCs). Metals contamination is present at 72 percent of Superfund sites, while the combination of metals, VOCs, and semi-VOCs are present at 48 percent of the sites.

Technology Opportunities

The trends in technology applications and characteristics of waste sites requiring remediation provide market opportunities for technologies that:

•   Are completely in situ;

•   Minimize residuals;

•   Treat chlorinated hydrocarbons;

•   Treat LNAPLs and DNAPLs where conventional SVE and ISCO is generally ineffective;

•   Are proprietary and provide market differentiation;

•   Simultaneously treat groundwater and soil;

•   Can be used in tandem with other complementary technologies.

As previously shown, our technologies are directly applicable to each of the most likely remediation opportunities presented in the next 5 years.

Competition

Existing Competition

The remediation market is composed of  a substantial amount of  companies. We believe that only a select few represent a large portion of the gross remediation revenues. Most top remediation companies are large construction management firms that mainly provide low-technology solutions that move soils to treatment centers or landfills. We believe the trend is toward smaller high-tech companies.

Several mid-sized, full-service remediation companies are poised to compete with the larger remediation firms by using innovative technology as differentiator. One such company has also branded a calcium peroxide-based, slow-oxygen-release product as a key technology. This technology may compete with our company on specific sites, but is more likely a useful partner to our company on sites requiring multiple strategies and higher levels of technologies required for cleanup and site closure.

There are several smaller remediation companies that would have a similar client base to our company. However, the quality of many smaller-sized implementers work has become an issue amongst industry and regulatory agencies because of a lack of focus. Their range of services and their implementation of “one remedy fits all” is in line with the larger remediation market, where excavation and removal is the clear choice. In the ISCO and innovative technology market, it is clear that high-level consulting is a key success factor in what is now a niche market.

Several other smaller remediation companies provide a menu of new technologies including chemical oxidation methods. Generally, they are regional companies with one office and limited capabilities. As such, they can be considered potential teaming partners of the Company.

The trend in environmental remediation is moving toward more sophisticated cleanup operations that emphasizes risk and liability management. The trend is moving away from specialization reflecting that a team should be able to solve more than one problem or use one technology. This trend benefits smaller firms that can provide niche services to the larger remediation companies that dominate the market.

Barriers to Entry

There are four barriers to competition that are important to maintain during implementation of our business plan. First, we have implemented an aggressive patent program to ensure that intellectual property rights are maintained. A provisional patent that acts as an umbrella for all S-ISCO technology was applied for in April 2006. Final patents were applied for in March of 2007. Second, we plan to focus our competitive efforts on more complex issues where simple solutions such as excavation are not effective. We are providing the leadership to refocus competition on the larger excavation market and partnering with potential competitors in delivering its products and solutions to clients.

Third, the science and engineering behind ISCO is sufficiently complex to provide a barrier to competition and barriers to entry. We are the only company to have completed comprehensive treatability studies. It is the only company to have completed a field test. Together, these processes required 18 months of project implementation.

Fourth, we will through research and development and branding begin to differentiate our surfactant/oxidant formulations. This will provide potential clients with a brand that provides assurance of effectiveness through a record of success. We have begun this strategy by offering four different VeruSOL products for specific applications.

Description of Property

We lease our office space on a month to month lease.

Legal Proceedings

It is possible we may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. L itigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that they believe will have, individually or in the aggregate, a material adverse affect on our business, financial condition or operating results.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Forward Looking Statements

Some of the statements contained in this Form SB-2 that are not historical facts are "forward-looking statements" which can be identified by the use of terminology such as "estimates," "projects," "plans," "believes," "expects," "anticipates," "intends," or the negative or other variations, or by discussions of strategy that involve risks and uncertainties. We urge you to be cautious of the forward-looking statements, that such statements, which are contained in this prospectus, reflect our current beliefs with respect to future events and involve known and unknown risks, uncertainties and other factors affecting our operations, market growth, services, products and licenses. No assurances can be given regarding the achievement of future results, as actual results may differ materially as a result of the risks we face, and actual events may differ from the assumptions underlying the statements that have been made regarding anticipated events. Factors that may cause actual results, our performance or achievements, or industry results, to differ materially from those contemplated by such forward-looking statements include without limitation:

•	Our ability to attract and retain management, and to integrate and maintain technical information and management information systems;

•	Our ability to raise capital when needed and on acceptable terms and conditions;

•	The intensity of competition; and

•	General economic conditions.

 All written and oral forward-looking statements made in connection with this prospectus that are attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Given the uncertainties that surround such statements, you are cautioned not to place undue reliance on such forward-looking statements.

OVERVIEW

VeruTEK Technologies, Inc., our wholly owned subsidiary, (the “VeruTEK-Delaware”) was incorporated as a Delaware Corporation on February 1, 2006. VeruTEK-Delaware was formed to develop and commercialize new technologies in the field of environmental remediation.  VeruTEK-Delaware provides technical and consulting services to clients to resolve complex environmental remediation matters at a wide range of waste sites, principally by combining surfactant and oxidant chemistries.

On May 9, 2007, the Company (f/k/a Streamscape Minerals, Inc.) entered into and closed a reverse acquisition merger agreement (hereafter defined as the “Merger”) with VeruTEK-Delaware, and each of VeruTEK-Delaware's shareholders (the "Purchase Agreement"). Pursuant to the Purchase Agreement, the Company acquired all of the 21,430 issued and outstanding shares of capital stock of VeruTEK-Delaware from the VeruTEK-Delaware shareholders in exchange for 16,684,112 shares of the Company's common stock, issued $1,685,000 in convertible notes and warrants, and changed its name to “VeruTEK Technologies, Inc.” (see Note 4). The merged company is hereafter defined as the “Company”.

The Company has a working capital deficiency of approximately $2.1 million as of June 30, 2007 and has an accumulated deficit totaling approximately $8 million for the period from February 1, 2006 (inception) through June 30, 2007.  The Company is also not in compliance with certain provisions of its term note with its bank which provides the bank with the right to demand repayment.  In addition, the Company’s revolving credit facility with its bank expired on May 25, 2007 and all amounts owed were repaid. The Company is pursuing a replacement facility and other potential sources of funding with other financial institutions of which there is no guarantee that the Company will be successful in obtaining such financing. These factors raise substantial doubt about the Company’s ability to continue as a going concern.  The attached financial statements do not include adjustments that might result from the outcome of this uncertainty.

As is typical with early stage growth companies, the accumulated deficit is largely a result of business development expenses as well as investment in building infrastructure for growing the Company’s business and operations.

Concurrent with the May 9, 2007 Merger, the Company issued $1,685,000 of 6% secured convertible notes and warrants. Proceeds from the transaction were approximately $1.5 million, net of transaction commissions and expenses.  The notes will be convertible under certain conditions into shares of the Company’s common stock.  The Company has agreed to affect the registration of the shares to be converted through notes and warrants under the Securities Act of 1933 pursuant to a registration rights agreement and filed a registration statement under form SB-2 on July 20, 2007. Additionally, on January 4, 2007, the Company raised $600,000 through the issuance of convertible debt to accredited investors (the “Bridge Loan”). Concurrent with the Merger, the Bridge Loan was converted into shares of common stock of the Company (see Note 8).

The Company currently derives its revenue from consulting services related to the evaluation of environmental contamination risks for clients, treatability studies intended to evaluate the effectiveness of the Company’s technology, know-how and processes in addressing specific contamination issues at specific client sites and from pilot projects intended to demonstrate the effectiveness of Company by directly addressing contamination issues at client sites. The Company’s objective is to utilize activities from each of the above revenue sources to successfully demonstrate its capabilities in addressing environmental remediation issues and thereby secure much larger contracts for full scale remediation of environmental issues at client sites. The Company is continuing to pursue such opportunities, but has not yet secured a commitment for a full scale remediation project.

LIQUIDITY AND CAPITAL RESOURCES

Financing and Bank Default

Concurrent with the Merger of May 9, 2007, the Company issued $1,685,000 of notes convertible into 1,685,000 shares of common stock, and detachable warrants to purchase 842,500 shares of common stock which are exercisable for a 5 year period at an exercise price of $1.20. Gross proceeds from the Merger amounted to $1,685,000 and net proceeds amounted to approximately $1.5 million. Gross proceeds were allocated to the convertible notes and warrants, respectively. The amount allocated to the convertible notes was $1,396,767 and resulted in a beneficial conversion discount of $151,650. The beneficial conversion discount will be amortized  as interest expense over the term of the convertible notes. The $288,233 allocated to the warrants was recorded as a discount to the convertible notes and as a derivative instrument liability as of the Merger date in accordance with EITF Issue 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s own Stock.” The $288,233 discount to the convertible notes will be amortized as interest expense over the life of the notes. The warrants are subject to mark-to-market adjustment in each period. As a result, for the three-month and six-month periods ended June 30, 2007, the Company recorded a $1,711,767 non-cash charge to derivative instrument expense with a resulting derivative instrument liability of $2,000,000 at June 30, 2007.  The fair value of the warrants was determined by using the Black-Scholes model assuming a risk free rate of 4.7%, volatility of 50% and an expected life equal to the contracutal life of the warrents (May 9, 2012).

The Company has agreed to affect the registration of the shares to be converted through the 6% secured convertible notes and warrants under the Securities Act of 1933 pursuant to a registration rights agreement. The registration rights agreement required the Company to file a registration statement and have such registration statement declared effective within 60 and 180 days, respectively, following the May 9, 2007 closing of the Merger.  In the event that the Company fails to file by the required filing deadline or have such registration statement declared effective by the required effective deadline, then the Company is required to make cash payments to holders of the convertible notes equal to 2% of the purchase price for each 30 day period prorated for partial periods.  However, the Company is entitled to suspend its filing and effective deadline for a period of 10 consecutive business days under certain circumstances.  The Company did not file its registration statement until July 20, 2007 which was not within the 60 day period allowed under the registration rights agreement.  The Company believes it was entitled to suspend the filing of such registration period and, as a result, does not owe a cash penalty in accordance with the registration rights agreement.  In addition, in the event that sales of shares related to the 6% secured convertible notes or warrants issued on May 9, 2007 cannot be made pursuant to the registration statement after it has been declared effective, or the Company is required to file an amendment or supplement with certain timing exceptions, the Company is required to make cash payments to holders of the convertible notes equal to 2% of the purchase price for each 30 day period prorated for partial periods. The Company does not currently believe it is probable that it will incur penalties under the registration rights agreement and consequently has not recorded a provision for such penalties.

The Bridge Loan secured on January 4, 2007 was intended to support development plans and fund operations until the Company secured additional financing. The Bridge Loan carried a stated interest rate of 10% which, under the terms of the Bridge Loan, was payable beginning on May 31, 2007. The Company incurred $65,000 in debt issuance costs which were being amortized as interest expense over the term of the loan. The Bridge Loan was to mature upon the earlier of (a) completion of an equity financing transaction, or (b) May 31, 2008. Upon completion of the Merger, the Bridge Loan was converted to common shares of the Company at 80% of the conversion price for notes issued in the Merger. In accordance with the terms of the Bridge Loan, the Company has issued warrants to the holders of the Bridge Loan which are exercisable for up to a 5 year period.  The warrants entitle the holders to purchase shares of common stock of the Company equal to the number of shares converted under the Bridge Loan at a price of $1.20 per share. The Company allocated the gross proceeds of the Bridge Loan to the loan and detached warrants, respectively. Gross proceeds allocated to the loan resulted in a $200,325 beneficial conversion discount which was recognized as interest expense in the second quarter of 2007. The $148,587 allocated to the warrants was based on the fair value of the warrants and was recorded as a charge to interest expense and additional paid-in capital in the second quarter of 2007.  The fair value of the warrants was determined by using the Black-Scholes model assuming a risk free rate of 4.7%, volatility of 50% and an expected life equal to the contracutal life of the warrents (May 9, 2012).

Upon closing of the Merger, the Bridge Loan was converted into 750,000 shares of the Company’s common stock. As a result of the conversion, accrued interest expense of $20,833 was paid through the issuance of 26,051 shares of the Company’s common stock. Additionally, in the second quarter of 2007 the Company accelerated the amortization of the remaining $51,040 of unamortized debt issuance costs, which was partially offset by $12,837 in accrued interest expense which will no longer be due and payable.

At December 31, 2006, the Company had a $350,000 revolving credit facility (the “Facility”) and a term note (the “Term Note”) with an original principal amount of $82,500 with Webster Bank (the “Bank”). The Facility was available through May 27, 2007 and the Company had utilized $349,407 as of December 31, 2006.

The Term Note was secured on September 16, 2006 and matures on September 16, 2011. Payments of principal and interest on the Term Note total $1,728 per month. The outstanding balance due on the Term note as of June 30, 2007 was $70,933. Proceeds of $349,407 received from the Merger were used to repay all amounts due and payable on the Facility and the Facility was terminated. The Company is attempting to secure a replacement facility or other sources of funding with other financial institutions.

As a result of the Company entering into the Bridge Loan financing arrangement on January 4, 2007, and the subsequent issuance of convertible notes on May 9, 2007, the Company has been in default of certain provisions of the Facility and the Term Note. All amounts due and payable under the Facility were repaid, but the Company continues to be in default of certain provisions of the Term Note. As a result, at the option of the Bank, the stated interest rates for the Term Note could be increased and repayment of the Term Note could be accelerated. Additionally, the Bank could elect to increase the stated interest rate for the Term Note to 13.25%.

Should the Bank choose to accelerate the Term Note, all interest and principal would become due and payable immediately. As a result of the Bank having the option to accelerate the Term Note, amounts outstanding as of June 30, 2007 have  been classified as a current liability. As of the date of this filing, the Bank had not elected to increase the interest rate or accelerate the repayment of the Term Note. The Term Note is guaranteed by certain officers and directors of the Company.

Proceeds of $600,000 from the January 2007 Bridge Loan were primarily used to fund cash used in operations. Proceeds of $1,685,000 received from the May 2007 convertible notes have been used for the repayment of the $349,407 revolving loan with the Company’s bank, to fund cash used in operations and for the purchase of equipment. If the Company does not secure a project or projects for full scale environmental remediation of sufficient size and profitability or if it does not secure additional funding from other sources, the Company estimates current funding will sustain its operations through October of 2007. Although the Company is currently pursuing opportunities for full scale environmental remediation projects and additional funding, there is no guarantee that the Company will be successful in securing full scale remediation projects or additional funding.  We believe we will require additional funding to sustain operations beyond October 2007.

The Company has entered into a lease agreement commencing August 1, 2007 and continuing for a 5 year term with an option to renew for a further 5 years. The lease agreement requires annual payments ranging from $38,000 in year one to $42,000 in year five. In addition, the Company will be responsible for maintenance, taxes, insurance and other costs related to the facility. The Company does not expect to incur significant leasehold improvement costs for the new facility upon initial occupation. The Company expects to terminate its current lease concurrent with its occupation of the new facility. The Company currently leases a facility on a month-to-month basis for $1,000 per month.

The Company does not have any off-balance sheet arrangements.

Employment Agreements

The Company has employment agreements effective May 4, 2007 (the “Agreements”) with Mr. John Collins, President and Chief Executive Officer (Mr. Collins) and Mr. George Hoag, Senior Vice President, Research and Development (Mr. Hoag). Mr. Collins’ Agreement includes a base salary of $250,000 per annum and Mr. Hoag’s Agreement includes a base salary of $350,000 per annum.  Mr. Collins and Mr. Hoag are also owed $300,000 each as deferred compensation to be paid at a future unspecified date. These amounts, totaling $600,000, are included in due to officers/directors in the accompanying balance sheets.  The Agreements also include the following benefits and payments:

a.	annual incentive payments equal to 50% of base salary to be paid at the discretion of the Board of Directors;
b.	participation in any future stock option program offered by the Company if their respective equity holding is less than 10% of the total equity of the Company;
c.	participation in a profit sharing plan if approved and implemented by the Board of Directors;
d.	twenty days of paid vacation annually;
e.	an automobile allowance of $750 per month for Mr. Hoag.

Cash Flows Provided By / (Used In) Operations

Net cash used in operations was $769,066 in the six months ended June 30, 2007. The use of cash was primarily a result of operating losses incurred by the Company. The Company’s $3,777,037 net loss from operations included non cash charges of $1,711,767 to mark a derivative instrument liability to market, $792,554 for employee stock compensation expense, $211,127 for the amortization of beneficial conversion discounts, $51,040 for the acceleration of the amortization of debt issuance costs, $169,119 for amortization of discounts related to warrants,  $17,444 for depreciation, $21,865 for amortization and $20,833 for interest paid for by the issuance of common stock.

Net cash used in operations for the period from February 1, 2006 (inception) to June 30, 2006 of $219,990 included a $826,653 increase in accounts receivable that was partially offset by increases accounts payable ($676,722), accrued payroll and benefits ($82,360) and other current liabilities ($27,012). The Company’s $3,612,942 net loss from operations included a non-cash charge of $3,100,000 to expense value of transferred research and development, $303,651 for deferred compensation due to officers and directors, and $29,485 for employee stock compensation expense.

Cash Flows used in / Provided by Investing and Financing Activities

Net cash used in investing activities for the six months ended June 30, 2007 amounted to $52,769 for the purchase of equipment. Net cash used in investing activities of $121,904 for the period from February 1, 2006 (inception) to June 30, 2006 was also for the purchase of equipment.

Cash provided from financing activities for the six months ended June 30, 2007 of $1,584,671 included $1,685,000 in gross proceeds from convertible notes issued on May 9, 2007 and $510,000 in proceeds from the January 4, 2007 Bridge Loan. These proceeds were partially offset by the $349,407 repayment of the Company’s revolving credit facility, $140,000 in debt issuance cost payments and $108,568 in payments directly related to the May 9, 2007 Merger. Additionally, scheduled repayments of long-term debt and capital lease obligations amounted to $9,212 and $3,142, respectively.

Cash provided from financing activities for the period from February 1, 2006 (inception) to June 30, 2006 amounted to $347,581. This primarily resulted from $349,367 in proceeds received from the revolving credit facility.

RESULTS OF OPERATIONS – SECOND QUARTER 2007 VERSUS SECOND QUARTER 2006

Net revenues for the second quarter of 2007 were $184,421 as compared to $826,653 for the second quarter of 2006. In 2007, revenues were derived from consulting services related to the evaluation of environmental contamination risks at various sites for various clients and treatability studies intended to evaluate the effectiveness of the Company’s remediation technology, knowhow and processes in addressing specific contamination issues at specific client sites. In addition to these sources of revenues, the Company also generated revenues in 2006 from a pilot project at a customer site which successfully confirmed the effectiveness of the Company’s technology at that site. Revenues from this pilot project of $660,311 were the primary reason for the higher revenues being realized in the second quarter of 2006.

The Company’s objective is to utilize activities from each of the above mentioned revenue sources to successfully demonstrate its capabilities in addressing environmental remediation issues and thereby secure much larger contracts for full scale remediation of environmental issues at client sites. The Company is continuing to pursue such opportunities, but has not yet secured a commitment for a full scale remediation project. The Company’s is still awaiting a contract for full scale remediation of the customer site that was the subject of the successful 2006 pilot project of which management cannot provide any guarantee that we will be successful in securing.

For the second quarter of 2007, approximately 37% of the Company’s revenue was derived from consulting services related to the evaluation of environmental contamination risks at various sites for various clients and 14% was derived from project planning activities related to a contaminated client site. Approximately 49% of the Company’s revenue was generated from treatability studies intended to evaluate the effectiveness of the Company’s remediation technology, knowhow and processes in addressing specific contamination issues at specific client sites. For the second quarter of 2006, approximately 80% of the Company’s revenues were generated from the above mentioned pilot project at a customer site and the remaining 20% were generated from consulting services.

Cost of revenues for the second quarter of 2007 of $288,665 were $776,520 less than the second quarter of 2006. Direct third party costs incurred in supporting projects of $30,499 were $664,308 less than 2006 primarily due to higher costs incurred in 2006 to support the above mentioned pilot project. Fixed and other overhead costs, including staffing, of $258,166 was $112,212 less than 2006. This decrease was primarily the result of $150,000 in non-recurring accrued compensation costs recognized in 2006 in accordance with the employment agreements of two officers and directors, Mr. John Collins, President and Chief Executive Officer, and Mr. George Hoag, Senior Vice President of Research and Development and $16,584 in lower costs related to stock compensation. This decline was partially offset by $54,070 in higher salaries and benefit costs. The amounts accrued in 2006 for Mr. Collins and Mr. Hoag, respectively, are payable to each at a future unspecified date under the terms of their respective employment agreements as described above.

Selling, general and administrative expenses of $366,249 for the second quarter of 2007 were $282,327 higher than the first quarter of 2006. The increase was primarily due to a $108,725 increase in salaries and benefits, a $67,001 increase in stock compensation expense, a $65,701 increase for legal, audit and professional fees and a $32,562 increase for investor relations costs.

Second quarter 2007 research and development expense of $31,949 increased by $12,306 over the prior year reflecting an increase in research and development efforts undertaken by the Company.

Derivative instrument expense increased by $1,711,767 to mark-to-market derivative instrument liabilities related to warrants issued in conjunction with the May 9, 2007 convertible notes.

Interest expense, amounting to $477,545 for the second quarter of 2007, increased by $476,266 versus the second quarter of 2006.  The increase primarily resulted from $200,325 for amortization of the Bridge Loan beneficial conversion discount, $148,587 for amortization of the discount related to Bridge Loan warrants,  the acceleration of $51,040 of debt issuance amortization related to the Bridge Loan  (see Liquidity discussion above), $53,842 related to the convertible notes, $14,819 related to interest on the Bridge Loan and $6,152 related to the Company’s revolving credit facility with its bank.

The Company did not recognize any benefit or expense for income taxes in the second quarter of 2007. For the period from February 1, 2006 (inception) to the May 9, 2007 Merger, it had elected to be treated as an S corporation under sections the relevant sections of federal and state income tax laws and accordingly was not subject to federal or state income tax. Subsequent to the May 9, 2007 Merger, the Company’s tax status changed from an S corporation to a C corporation under sections of the federal and state income tax laws. However, at June 30, 2007, the Company had established a full valuation allowance against all tax benefits and accordingly recorded no income tax benefit.

RESULTS OF OPERATIONS – YEAR-TO-DATE 2007 VERSUS THE PERIOD FROM FEBRUARY 1, 2006 (INCEPTION) TO JUNE 30, 2006

Net revenue for year-to-date 2007 was $461,577 as compared to $1,031,162 for the period from February 1, 2006 (inception) through June 30, 2006 (hereafter defined as the “Prior Year Period”). In 2007, revenues were derived from consulting services related to the evaluation of environmental contamination risks at various sites for various clients and treatability studies intended to evaluate the effectiveness of the Company’s remediation technology, knowhow and processes in addressing specific contamination issues at specific client sites. In addition to these sources of revenues, the Company also generated revenues in 2006 from a pilot project at a customer site which successfully confirmed the effectiveness of the Company’s technology at that site. Revenues from this pilot project of $660,311 were the primary reason for the higher revenues being realized in the Prior Year Period.

The Company’s objective is to utilize activities from each of the above mentioned revenue sources to successfully demonstrate its capabilities in addressing environmental remediation issues and thereby secure much larger contracts for full scale remediation of environmental issues at client sites. The Company is continuing to pursue such opportunities, but has not yet secured a commitment for a full scale remediation project.  The Company’s is still awaiting a contract for full scale remediation of the customer site that was the subject of the successful 2006 pilot project.

For the year-to-date 2007 period, approximately 33% of the Company’s revenue was derived from consulting services related to the evaluation of environmental contamination risks at various sites for various clients and 32% was derived from project planning activities related to a contaminated client site. Approximately 35% of the Company’s revenue was generated from treatability studies intended to evaluate the effectiveness of the Company’s remediation technology, know-how and processes in addressing specific contamination issues at specific client sites. For the Prior Year Period, approximately 64% of the Company’s revenues were generated from the above mentioned pilot project at a customer site and the remaining 36% were generated from consulting services.

Costs of revenues for year-to-date 2007 of $571,798 were $820,901 less than the Prior Year Period. Direct third party costs incurred in supporting projects of $52,970 were $642,784 less than the Prior Year Period primarily due to higher costs incurred in the Prior Year Period to support the above mentioned pilot project. Fixed and other overhead costs, including staffing, of $518,828 were $178,117 less than the Prior Year Period. This decrease was primarily the result of $300,000 in non-recurring accrued compensation costs recognized in 2006 in accordance with the employment agreements of two officers and directors, Mr. John Collins, President and Chief Executive Officer, and Mr. George Hoag, Senior Vice President of Research and Development and $25,535 in lower costs related to stock compensation. This decline was partially offset by $126,418 in higher salaries and benefit costs. The amounts accrued in 2006 for Mr. Collins and Mr. Hoag, respectively, are payable to each at a future unspecified date under the terms of their respective employment agreements as described above.

Selling, general and administrative expenses of $1,370,488 for year-to-date 2007 were $1,240,005 higher than the Prior Year Period. The increase was primarily due to a $788,605 increase in stock compensation expense, a $233,513 increase in salaries and benefits, a $173,040 increase for legal, audit and professional fees and a $32,562 increase for investor relations costs.

Research and development expense declined from $3,119,643 for the Prior Year Period to $74,840 for year-to-date 2007. In accordance with FAS 2, “Accounting for Research and Development Costs,” the Prior Year Period research and development expense included a $3,100,000 non-cash charge to expense the fair value of technology transferred to the Company by its founding officers and directors at inception. All other research and development expenses incurred in the Prior Year Period amounted to $19,643 as compared to $74,840 incurred for year-to-date 2007. This remaining increase of $55,197 reflects the increase in research and development efforts undertaken by the Company.

Derivative instrument expense increased by $1,711,767 to mark-to-market derivative instrument liabilities related to warrants issued in conjunction with the May 9, 2007 convertible notes.

Interest expense, amounting to $509,721 for year-to-date 2007, increased by $508,442 versus Prior Year Period.  The increase primarily resulted from $200,325 for amortization of the Bridge Loan beneficial conversion discount, $148,587 for amortization of the discount related to Bridge Loan warrants, the acceleration of $51,040 of debt issuance amortization related to the Bridge Loan  (see Liquidity discussion above), $53,842 of interest and amortization of discounts related to the convertible notes, $34,793 and amortization of discounts related to on the Bridge Loan and $14,680 related to the Company’s revolving credit facility with its bank.

The Company did not recognize any benefit or expense for income taxes for year-to-date 2007. For the period from February 1, 2007 (inception) to the May 9, 2007 Merger, it had elected to be treated as an S corporation under sections the relevant sections of federal and state income tax laws and accordingly was not subject to federal or state income tax. Subsequent to the May 9, 2007 Merger, the Company’s tax status changed from an S corporation ot a C corporation under sections of the federal and state income tax laws. However, at June 30, 2007, the Company had established a full valuation allowance against all tax benefits and accordingly recorded no income tax benefit.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The Company’s financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the amounts and disclosures reported in the financial statements and accompanying notes.  The Company’s estimates are based on historical experience and currently available information.   Management’s Discussion and Analysis of Financial Condition and Results of Operations and the Accounting Policies footnote in the Company’s 2006 financial statements for the fiscal year ended December 31, 2006 describe the critical accounting estimates and accounting policies used in preparation of the financial statements.  Actual results in these areas could differ from management’s estimates.  There have been no significant changes in the Company’s critical accounting estimates during the first six months of 2007.

Stock Based Compensation

We account for common stock issued to employees for services based on the fair value of the common shares issued. Due to the absence of available arms-length transactions with unrelated parities, we utilize a discounted cash flow method to determine the fair value of common stock shares issued to employees for services. Appropriate discount rates are utilized reflecting venture capital discount rates in the start-up or early development stages. We utilized a start-up venture capital discount rate of 70% for the period up to and including September 30, 2006. Subsequent to September 30, 2006, the Company adjusted its discount rate to 50% as a result of the successful completion of a pilot remediation project at a client location, thereby substantiating the effectiveness of the Company’s technology and know-how.

Research and Development Expense

Research and development expenses include payroll, employee benefits, depreciation and direct expenses associated with the discovery and development of new technologies related to environmental remediation. Research and development costs are expensed as incurred.

At February 1, 2006 (inception), Mr. Collins and Mr. Hoag transferred proprietary technology and “know-how to the Company. In accordance with FAS 2, “Accounting for Research and Development Costs,” the fair value of the transferred technology at February 1, 2006 (inception) totaled $3,100,000 and was immediately recognized as research and development expense with an offset to additional paid-in capital. Fair value of the transferred proprietary technology and know-how was determined by a discounted cash flow method. The Company used a start-up venture capital discount rate of 70% for this purpose.

Accounts Receivable

We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make such payments, additional allowances may be required. An increase in allowances for customer non-payment would increase our expenses during the period in which such allowances are made. The amount recorded as an allowance for doubtful accounts in any such period is based on our estimate of probable losses potentially resulting from the inability of its customers to make required payments. We did not require an allowance for doubtful accounts as of March 31, 2007 and December 31, 2006.

Revenue Recognition

We generate revenue by providing technical and consulting services related to environmental remediation. Revenues related to technical and consulting services are generally billed on a time and materials basis in accordance with agreed-upon billing rates and recognized in the period such services were provided.

Certain technical services provided by our company are provided on a fixed price basis and the customer is billed a specific fee upon the completion of the agreed-upon service. For fixed price contracts, we bill the customer when applicable tasks are completed in accordance with agreed-upon acceptance criteria. Revenues related to fixed price contracts comprise approximately 25% and 1.3% of our total revenues for the three month period ended March 31, 2007 and from February 1, 2006 (inception) through December 31, 2006, respectively.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Executive Officers and Directors

Below are the names and certain information regarding our executive officers and directors following the acquisition of VeruTEK-Delaware.

			Employed	Director	Term
Name	Age	Position with Company	Since	Since	Expires

George Hoag	54	Senior Vice President, Director of Research and Development and Director	2/1/2006	5/9/2007	5/31/2010

John Collins	48	President, Chief Executive Officer, and Director	2/1/2006	5/9/2007	5/31/2010

Michael Vagnini	50	Senior Vice President and Chief Financial Officer	2/5/2007	NA	NA

Officers are elected annually by the Board of Directors (subject to the terms of any employment agreement), at its annual meeting, to hold such office until an officer’s successor has been duly appointed and qualified, unless an officer sooner dies, resigns or is removed by the Board.

Background of Executive Officers and Directors

John Collins serves as President, Chief Executive Officer and Director. Dr. Collins received his Ph.D. in Soil Physical Chemistry from the University of California (Riverside) in 1988, his MS from the University of Connecticut in 1985 and his BS from McGill University in 1980. In his 20-year career, he has managed regional offices for several large environmental consulting firms and has consulted to Department of Defense/Energy/EPA and Fortune 500 companies on environmental risk, remediation, insurance cost recovery and liability. Dr. Collins is a well-known proponent of green technologies in solving the worldwide legacy of industrial contamination. Since 1997, Mr. Collins has served as an environmental consultant for various clients providing ecological risk assessment. From 1991 to 1997, Mr. Collins served as a member of the U.S. Environmental Protection Agency - Hanford Environmental Restoration Project where he advised EPA managers on human health and ecological risk assessment issues at the Hanford sites.

George Hoag serves as Senior Vice President, Director of Research and Development and as a Director. Dr. Hoag received his Ph.D. in Environmental Engineering in 1983, his MS from the University of Lowell in 1980 and his BA from the University of Colorado in 1976. He founded and directed the Environmental Research Institute at the University of Connecticut until 2002 and as a Professor in Civil and Environmental Engineering through 2003. He has over 200 peer- reviewed scientific papers, 4 patents and is considered one of the fathers of In Situ Chemical Oxidation (ISCO), Soil Vapor Extraction and other environmental remediation methods.

Michael Vagnini serves as Chief Financial Officer and Senior Vice President. Mr. Vagnini worked for Chemtura Corporation (formerly Uniroyal Chemical) for 27 years serving finally as Senior Vice President and Controller. Previously, he was CFO of UniRoyal Chemical Canada Ltd. from 1986 through 1994. Mr. Vagnini received his BS - Accounting from the University of Connecticut in 1978 and his MBA - Finance from the University of Connecticut in 1980.

CODE OF ETHICS

We are in the process of reviewing a Code of Ethics and Business Conduct for Officers, Directors and Employees that will apply to all of the officers, directors and employees of our company.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the annual and long-term compensation earned by VeruTEK Delaware’s Chief Executive Officer and up to the four other most highly compensated executive officers who served during the year ended December 31, 2006, and whose annual salary and bonus during the fiscal year ended December 31, 2006 exceeded $100,000 (the “Named Executive Officers”). The compensation indicated below was paid by VeruTEK-Delaware. Each became an executive officer of our company upon the acquisition of VeruTEK-Delaware.

Name and Principal Position  Year  Salary  Bonus  AwardsTotal

Name and Principal Position	Year	Salary	Bonus	Option Awards	Total
George Hoag (1)	2006	$238,716	-	-	$238,716
Senior Vice President and Director
of Research and Development

John Collins (1)	2006	$161,419	-	-	$161,419
President and Chief Financial Officer

Michael Vagnini (2)	-	-	-	-	-
Chief Financial Officer and Senior
Vice President

1)
The documented compensation for Hoag and Collins reflects their employment agreements for 2006 for VeruTEK-Delaware. However, Hoag and Collins will be receiving $300,000 each in deferred compensation under their new employment agreements with our company.

2)	Michael Vagnini commenced employment with our company in February of 2007.

Except as set forth in the table above, there has been no other compensation paid to the Named Executive Officer.

We have employment agreements (the “Agreements”) with Mr. John Collins, President and Chief Executive Officer (Mr. Collins) and Mr. George Hoag, Senior Vice President, Research and Development (Mr. Hoag). The Agreements expire on December 31, 2036. Mr. Collins’ agreement includes a base salary of $250,000. Mr. Hoag’s agreement includes a base salary of $300,000. The Agreements include the following benefits and payments:

a.	annual incentive payments to a maximum of 50% of their respective base salaries, at the discretion of the Board of Directors;

b.	participation in any future stock option program offered by the Company if they are then the owner of less than 10% of the total equity interest in the company;

c.	participation in a profit sharing plan if approved and implemented by the Board of Directors;

d.	twenty days of paid vacation annually; and

e.	severance in the event of a termination (or effective termination) that is not for cause in the amount of one year’s salary that coincides with a like term of a non-compete agreement.

To date, Mr. Collins and Mr. Hoag have not received approximately $300,000 each in base salary due to them under their employment agreements. The amounts payable to Mr. Collins and Mr. Hoag with respect to deferred compensation are included in due to officers/directors in the accompanying balance sheet.

We expect to approve and implement a stock option plan in the near future. The purpose of such plan will be to enable us to hire, retain and motivate employees. The plan will be limited to 10% of the overall equity of our company and shall be subject to customary grant agreements and vesting schedules.

Stock Option Grants

There were no options granted to the CEO or the Named Executives during the year ended December 31, 2006.

Equity Awards Outstanding

The Named Executives did not hold any stock options at December 31, 2006. Any stock options expired on May 9, 2007 pursuant to the exchange of VeruTEK-Delaware and our company. No options have been granted to the Named Executives in conjunction with the exchange. The combined company expects to grant the Named Executives stock option awards pursuant to a proposed stock incentive plan that the combined company expects to present to its shareholders for approval during 2007. Note that only the Named Executives who hold less than 10% of stock in our company will be able to participate in any stock incentive plan.

Termination Payments

John Collins and George Hoag have entered into an Employment Agreement where the employee may terminate his employment hereunder for Good Reason. "Good Reason" means (i) a material diminution of Employee's employment duties without Employee's consent, which consent shall not be unreasonably withheld; (ii) a material and persistent breach by the Corporation of Section 3 of the Employment Agreement (Compensation Section). Employee must provide the Corporation thirty (30) days prior written notice of his intention to resign for Good Reason which states his intention to resign and sets forth the reasons therefore, and any resignation without delivery of such notice shall be considered to be a resignation for other than Good Reason. In the event that Employee terminates his employment for Good Reason, Employee shall be entitled to (i) payment of Employee's then- current accrued, unpaid Base Compensation and accrued, unused vacation, each prorated through the date of termination, and (ii) an amount in respect of individual severance pay equal to the then current full year Base Compensation plus Bonus Compensation. During the thirty (30) day period following the delivery of such notice, Employee shall reasonably cooperate with the Corporation in locating and training Employee's successor and arranging for an orderly transference of his responsibilities. In addition, VeruTEK Nevada may terminate Employee’s employment without Cause upon fourteen (14) days written notice. In the event that Employee is terminated without Cause, Employee shall be entitled to (i) payment of Employee’s then-current accrued, unpaid Base Compensation and accrued, unused vacation, each prorated through the date of termination, and (ii) an amount in respect of individual severance pay equal to the then current full year Base Compensation plus Bonus Compensation. During the fourteen (14) day period following the delivery of such notice, Employee shall reasonably cooperate with the Corporation in arranging for an orderly transference of his responsibilities. “Cause” shall mean Employee’s: (i) conviction of, or indictment for, criminal negligence or criminal acts in the work place or conviction of a felony, (ii) violation of the Corporation’s material policies or procedures that have been made known to Employee, or violation by Employee on Corporation premises of any law or material regulation, (iii) material breach or violation of this Agreement, (iv) commission of any act of theft, fraud, dishonesty, or falsification of any employment or Corporation records, (v) appropriation of a business opportunity or transaction in contravention of Employee’s duties to the Corporation, (vi) any improper action by Employee which has a detrimental effect on the Corporation’s reputation or business, (vii) failure to perform the duties assigned or requested by Employee’s superiors, or (viii) gross negligence, incompetence or willful misconduct by Employee in the performance of Employee’s duties.

Michael Vagnini has similar termination payments; however, his severance pay is for a period of up to ninety (90) days.

Pension and Nonqualified Deferred Compensation

We do not presently have a pension plan or any nonqualified deferred compensation plans.

Director Compensation

During the year ended December 31, 2006, the Directors of VeruTEK Delaware received no compensation. No compensation plan for directors has been formalized following the effective date of the Exchange.

Indemnification of Directors and Officers

Our directors and executive officers are indemnified as provided by the Nevada Revised Statutes and its Bylaws. These provisions state that particular reference is made to the class of persons(hereinafter called "lndemnitees") who may be indemnified by a Nevada corporation pursuant to the provisions of such Section 145, namely, any person (or the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, bust or other enterprise, the corporation shall (and is hereby obligated to) indemnify the Indemnitees, and each of them, in each and every situation where the corporation is obligated to make such indemnification pursuant to the aforesaid statutory provisions. The corporation shall indemnify the Indemnitees, and each of them, in each and every situation where, under the aforesaid statutory provisions, the corporation is not obligated, but is nevertheless permitted or empowered, to make such indemnification, it being understood, that, before making such indemnification with respect to any situation covered under this sentence, the Corporation shall promptly make or cause to be made, by any of the methods referred to in subsection (d) of such Section 145, a determination as to whether each Indemnitee acted in good faith and in a manner such Indemnitee reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of any criminal action or proceeding, had no reasonable cause to believe that such Indemnitee's conduct was unlawful. No such indemnification shall be made (where not required by statute) unless it is determined that such Indemnitee acted in good faith and in a manner such Indemnitee reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of any criminal action or proceeding, had no reasonable cause to believe that such Indemnitee's conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On May 21, 2004, we issued 2,500,000 shares of our common stock at $0.001 per share to each of our president, Ezio Montagliani, and our secretary and treasurer, Peter Keller.

From our inception on February 3, 2004 to August 31, 2006, we recognized a total of $6,750 in donated rent and $6,750 in donated services from our president, Ezio Montagliani.

Mr. Montagliani provides management services and office premises to us free of charge. The donated services are valued at $250 per month and the donated office premises are valued at $250 per month. During the period from our inception on February 3, 2004 to August 31, 2006, donated services of $6,750 and donated rent expense of $6,750 were charged to operations.
Otherwise, none of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

•	Any of our directors or officers;
•	Any person proposed as a nominee for election as a director;
•	Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;
•	Our promoters, Ezio Montagliani and Peter Keller; and
•	Any member of the immediate family of any of the foregoing persons.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of June 29, 2007 with respect to the beneficial ownership of the outstanding common stock by (i) any holder of more than five (5%) percent; (ii) each of our executive officers and directors; and (iii) our directors and executive officers as a group. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned.

Name of Beneficial Owner (1)	Common Stock Beneficially Owned		Percentage of Common Stock (2)
George Hoag*	9,913,539	(5)	48.03%
John Collins*	3,774,751	(6)	18.29%
Michael Vagnini*(3)	506,051		2.45%
Peter Perakos	1,716,681	(7)	8.32%
Hoag Environmental LP	2,945,995		14.27%
Collins Family LP	1,926,108		9.33%
Nite Capital, L.P.(4)	2,088,275		9.69%

All officers and directors as a group (3 persons)	14,194,341		68.77%
*Executive officer and/or director of our company.
** Less than 1%

(1)	Except as otherwise indicated, the address of each beneficial owner is c/o VeruTEK Technologies, Inc., 628-2 Hebron Avenue, Glastonbury CT 06033 .
(2)
Applicable percentage ownership is based on 20,410,841 shares of common stock outstanding as of September 7, 2007, together with securities exercisable or convertible into shares of common stock within 60 days of September 7, 2007 for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of September 7, 2007 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3)	The shares held by Mr. Vagnini are subject to reverse vesting in the case he terminates his employment with the Registrant prior to a certain date.
(4)
Includes (i) 600,000 shares issuable upon the conversion of the Secured Convertible Notes and (ii) 300,000 shares issuable upon the exercise of the Common Stock Purchase Warrants. Keith Goodman  has voting control and investment discretion over the shares of common stock held by the selling stockholder. The shareholder contractually agreed to restrict its ability to convert its securities and receive shares of our common stock such that the number of shares of our common stock held by it and its affiliates after such conversion does not exceed 9.9% of our then issued and outstanding shares of common stock.

(5)	Includes 6,967,544 shares of common stock held by George Hoag and 2,945,995 shares of common stock held by Hoag Environmental, LP.
(6)	Includes 1,848,643 shares of common stock held by John Collins and 1,926,108 shares of common stock held by Collins Family LP.
(7)	Includes 1,278,363 shares of common stock held by Peter Perakos and 438,318 shares of common stock held by Perakos Environmental, LP.

DESCRIPTION OF SECURITIES TO BE REGISTERED

We are authorized to issue up to 150,000,000 shares of Common Stock, par value $0.001. As of September 7, 2007, there were 20,410,841 shares of common stock outstanding. Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding common stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are validly issued, fully paid and nonassessable.

The transfer agent of our common stock is Island Stock Transfer.

  INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Company's directors and executive officers are indemnified as provided by the Nevada General Corporation Law and the Company's Bylaws. Limitation on Liability and Indemnification of Directors and Officers under Nevada General Corporation Law a director or officer is generally not individually liable to the corporation or its shareholders for any damages as a result of any act or failure to act in his capacity as a director or officer, unless it is proven that:

1. his act or failure to act constituted a breach of his fiduciary duties as a director or officer; and

2. his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

This provision is intended to afford directors and officers protection against and to limit their potential liability for monetary damages resulting from suits alleging a breach of the duty of care by a director or officer. As a consequence of this provision, stockholders of ours will be unable to recover monetary damages against directors or officers for action taken by them that may constitute negligence or gross negligence in performance of their duties unless such conduct falls within one of the foregoing exceptions. The provision, however, does not alter the applicable standards governing a director's or officer's fiduciary duty and does not eliminate or limit our right or any stockholder to obtain an injunction or any other type of non-monetary relief in the event of a breach of fiduciary duty.

As permitted by Nevada law, our By-Laws include a provision which provides for indemnification of a director or officer by us against expenses, judgments, fines and amounts paid in settlement of claims against the director or officer arising from the fact that he was an officer or director, provided that the director or officer acted in good faith and in a manner he or she believed to be in or not opposed to our best interests. We have purchased insurance under a policy that insures both our company and our officers and directors against exposure and liability normally insured against under such policies, including exposure on the indemnities described above.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for VeruTEK Technologies, Inc., by Sichenzia Ross Friedman Ference LLP, New York, New York.

EXPERTS

The balance sheet of VeruTEK Technologies, Inc. as of December 31, 2006, and the related statements of operations, changes in stockholders’ deficiency and cash flows for period ended December 31, 2006 appearing in this prospectus and registration statement have been audited by Carlin, Charron & Rosen, LLP , independent registered public accounting firm, as set forth in their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

CHANGES AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     On July 18, 2007 (the “Dismissal Date”), we advised Manning Elliot LLP (the “Former Auditor”) that it was dismissed as the independent registered public accounting firm. The decision to dismiss the Former Auditor as the independent registered public accounting firm was approved by our Board of Directors on July 18, 2007. Except as noted in the paragraph immediately below, the report of the Former Auditor on the financial statements of Streamscape Minerals, Inc. ("Streamscape") for the Fiscal Years ended May 31, 2006 and May 31, 2005 ("Fiscal Years") did not contain an adverse opinion or disclaimer of opinion, and such reports were not qualified or modified as to uncertainty, audit scope, or accounting principle.

The reports of the Former Auditor on Streamscape Minerals, Inc. financial statements as of and for the Fiscal Years contained an explanatory paragraph which noted that there was substantial doubt as to Streamscape's ability to continue as a going concern as Streamscape has generated no revenues and has accumulated losses from operations since inception.

During the Fiscal Years and through the Dismissal Date, we have not had any disagreements with the Former Auditor on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the Former Auditor’s satisfaction, would have caused them to make reference thereto in their reports on our financial statements for such period.

During the Fiscal Year and through the Dismissal, there were no reportable events, as defined in Item 304(a)(1)(v) of Regulation S-K.

We provided the Former Auditor with a copy of this disclosure. Upon receipt of their response, the letter from the Former Auditor will be filed as an amendment to a Form 8-K.

New independent registered public accounting firm

On July 18 , 2007 (the “Engagement Date”), we engaged Carlin, Charron & Rosen, LLP (“New Auditor”) as our independent registered public accounting firm for our fiscal year ended December 31, 2007. The decision to engage the New Auditor as our independent registered public accounting firm was approved by our Board of Directors.

During the two most recent fiscal years and through the Engagement Date, we have not consulted with the New Auditor regarding either:

1.
the application of accounting principles to any specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to our company nor oral advice was provided that the New Auditor concluded was an important factor considered by our company in reaching a decision as to the accounting, auditing or financial reporting issue; or

2.
any matter that was either subject of disagreement or event, as defined in Item 304(a)(1)(iv)(A) of Regulation S-B and the related instruction to Item 304 of Regulation S-B, or a reportable event, as that term is explained in Item 304(a)(1)(iv)(A) of Regulation S-B.

WHERE YOU CAN FIND MORE INFORMATION

VeruTEK Technologies, Inc., files reports and other information with the Securities and Exchange Commission. Such reports and other information and a copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the SEC in 100 F Street, N.E., Washington, D.C. 20549. Statements made in this prospectus regarding the contents of any contract, agreement or other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. Copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee. Information regarding the operation of the public reference rooms may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

VERUTEK TECHNOLOGIES, INC. AND SUBSIDIARIES

INDEX TO FINANCIAL STATEMENTS

Year Ended December 31, 2006 and Periods from Inception (February 1, 2006) to December 31, 2006 and the Six Months Ended
June 30, 2007

VeruTEK Technologies, Inc.
June 30, 2007 Condensed Financial Statement (unaudited)	F-2

VeruTEK Technologies, Inc.
December 31, 2006 Financial Statements (audited)	F-11

VeruTEK Technologies, Inc.
Condensed Consolidated Balance Sheet
June 30, 2007 (Unaudited)

ASSETS	June 30, 2007
Current assets:
Cash	$831,355
Accounts receivable	216,984
Other current assets	65,473
Total current assets	1,113,812

Property, and equipment, net	183,418
Other assets, net	104,451

Total assets	$1,401,681

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

Current liabilities:
Current portion of capital lease obligations	$6,828
Current portion of long-term debt	75,496
Due to officers / directors	600,000
Accounts payable	113,143
Accrued payroll and benefits	185,083
Derivative instrument liability	2,000,000
Other current liabilities	232,892
Total current liabilities	3,213,442

Capital lease obligations, less current portion	4,859
Long-term debt	20,791
Convertible notes, net	1,276,451
Total liabilities	4,515,543

Stockholders' Equity (Deficiency):
Preferred stock, $.001 par value; 10,000,000 shares
authorized, none issued and outstanding	-
Common stock, $.001 par value; 150,000,000 shares
authorized, 20,410,841 issued and outstanding	20,411
Additional paid-in capital	4,868,913
Accumulated deficit	(8,003,186)
Total stockholders' deficiency	(3,113,862)

Total liabilites and stockholders' deficiency	$1,401,681

See accompanying notes to financial statements

VeruTEK Technologies, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
For the six months ended June 30, 2007 and for the period from February 1, 2006 (Inception) to
June 30, 2006 and for the three months ended June 30, 2007 and 2006

	Six months ended	February 1, 2006 (Inception) to	Three months ended June 30,
	June 30, 2007	June 30, 2006	2007	2006
Net revenues	$461,577	$1,031,162	$184,421	$826,653
Costs and expenses:
Cost of revenues	571,798	1,392,699	288,665	1,065,185
Selling, general and administration	1,370,488	130,483	366,249	83,922
Research and development	74,840	3,119,643	31,949	19,643
Interest expense	509,721	1,279	477,545	1,279
Derivative instrument expense	1,711,767	-	1,711,767	-
Total costs and expenses	4,238,614	4,644,104	2,876,175	1,170,029
Loss before income taxes	(3,777,037)	(3,612,942)	(2,691,754)	(343,376)
Income tax provision (benefit)
Net loss	$(3,777,037)	$(3,612,942)	$(2,691,754)	$(343,376)
Weighted average common shares outstanding - basic and diluted	17,137,997	15,570,800	18,572,474	15,570,800
Net loss per share - basic and diluted	$(0.22)	$(0.23)	$(0.14)	$(0.02)

See accompanying notes to financial statements.

VeruTEK Technologies, Inc.
Condensed Consolidated Statement of Changes in Stockholders' Equity (Deficiency) (Unaudited)
For the Six Month Period from January 1, 2007 through June 30, 2007

	Common Stock		Additional Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balance, January 1, 2007 (Note 4)	15,687,581	$15,688	$3,121,405	$(4,226,149)	$(1,089,056)

Stock issued as compensation (Note 4)	996,531	996	791,558	-	792,554

Reverse acquisition recapitalization adjustment, net (Note 4)	2,950,678	2,951	(164,669)	-	(161,718)

Conversion of the bridge loan to common stock (Note 8)	750,000	750	599,250	-	600,000

Accured interest on bridge loan satisifed with common stock (Note 8)	26,051	26	20,807	-	20,833

Beneficial conversion discount - bridge loan (Note 8)	-	-	200,325	-	200,325

Issuance of warrants in connection with bridge loan (Note 8)	-	-	148,587	-	148,587

Beneficial conversion discount - convertible notes (Note 8)	-	-	151,650	-	151,650

Net loss	-	-	-	(3,777,037)	(3,777,037)

Balance, June 30, 2007	20,410,841	$20,411	$4,868,913	$(8,003,186)	$(3,113,862)

See accompanying notes to financial statements

VeruTEK Technologies, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
For the six months ended June 30, 2007 and for the period from
February 1, 2006 (Inception) through June 30, 2006

	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(3,777,037)	$(3,612,942)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	17,444	8,798
Amortization	21,865	-
Amortization -acceleration of debt issuance costs	51,040	-
Amortization of debt discount - warrants	169,119	-
Amortization of beneficial conversion discount	211,127	-
Derivative liability fair value adjustment	1,711,767	-
Research and development expense - value of transferred technology	-	3,100,000
Compensation expense due to officers / directors	-	303,651
Compensation expense - common stock issued to employees	792,554	29,485
Changes in operating assets and liabilities, net:
Accounts receivable	3,428	(826,653)
Other assets	(23,654)	(8,423)
Accounts payable	(38,273)	676,722
Accrued payroll and benefits	(17,893)	82,360
Other current liabilities	109,447	27,012
Net cash used in operations	(769,066)	(219,990)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(52,769)	(121,904)
Net cash used in investing activities	(52,769)	(121,904)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from convertible notes, net	1,685,000	-
Proceeds from long-term debt - bridge loan	510,000	-
Proceeds from (repayment of) revolving loan	(349,407)	349,367
Repayments on capital lease obligations	(3,142)	(1,266)
Repayments of long-term debt	(9,212)	(520)
Payments for debt issuance costs	(140,000)	-
Payments directly related to recapitalization	(108,568)	-
Net cash provided by financing activities	1,584,671	347,581
NET INCREASE IN CASH	762,836	5,688
CASH, beginning of period	68,519	-
CASH, end of period	$831,355	$5,688
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Property and equipment acquired through the assumption of debt	$-	$(30,528)
Property and equipment acquired through capital leases	-	(19,638)
Fair value of technology contributed as paid-in capital	-	(3,100,000)
Fair value of warrants issued	436,820	-
Common stock issued in satisfaction of accrued interest - bridge loan	20,833	-
Transaction costs paid through the issuance of common stock at par value	(931)	-
Fair value of debt issuance costs paid through the issuance of common stock	(36,850)	-
Conversion of bridge loan to shares of common stock	600,000	-

See accompanying notes to financial statements.

VeruTEK Technologies, Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The information in the foregoing financial statements for the six months ended June 30, 2007 and for the period from February 1, 2006 (inception) to June 30, 2006 is unaudited, but reflects all adjustments which, in the opinion of management, are necessary for a fair presentation of the results of operations for the interim periods presented. All such adjustments are of a normal recurring nature, except as otherwise disclosed in the accompanying notes to the Condensed Consolidated Financial statements.

Certain financial information and note disclosures included in the annual financial statements have been omitted pursuant to the rules and regulations of the Securities and Exchange Commission for reporting on Form 10-QSB.  The interim Condensed Consolidated Financial statements should be read in conjunction with the financial statements and notes included in the Company’s 2006 financial statements as filed with the Company’s Form SB-2 submission dated July 20, 2007.  The results of operations for the period ended June 30, 2007 are not necessarily indicative of the results to be expected for the full year.

BASIS OF PRESENTATION

On May 9, 2007, Streamscape Minerals, Inc. ("SSMI") entered into and closed a reverse acquisition merger agreement (hereafter defined as the “Merger”) with VeruTEK Technologies, Inc. ("VeruTEK"), and each of VeruTEK's shareholders (the "Purchase Agreement"). Pursuant to the Purchase Agreement, SSMI acquired all of the 21,430 issued and outstanding shares of capital stock of VeruTEK from the VeruTEK shareholders in exchange for 16,684,112 shares of SSMI's common stock (see Note 4).

The foregoing financial statements include the accounts of VeruTEK prior to the Merger which is herein referred to as the “Company.”

ACCOUNTS RECEIVABLE

The Company records an allowance for doubtful accounts based on the Company’s estimated losses resulting from the inability of its customers to make required payments. The Company did not require an allowance for doubtful accounts as of June 30, 2007.

REVENUE RECOGNITION

The Company generates revenue by providing technical and consulting services related to environmental remediation. Revenues related to technical and consulting services are generally recognized on a time and materials basis in accordance with agreed-upon billing rates and in the period such services were provided.

Certain technical services provided by the Company are provided on a fixed price basis and the customer is billed a specific fee upon the completion of the agreed-upon service. For these fixed price contracts, the Company bills the customer when applicable tasks are completed in accordance with the completed contract method. Revenues related to such fixed price contracts comprised approximately 35% of the Company’s total revenues for the six months ended June 30, 2007 and none for the period from February 1, 2006 (inception) to June 30, 2006.

DERIVATIVE INSTRUMENT EXPENSE

Derivative instrument expense of $1,711,767 for the three-month and six-month periods ended June 30, 2007 reflects a non-cash mark-to-market charge for derivative instrument liabilities related to warrants issued in conjunction with the May 9, 2007 convertible notes (see Note 8).

VeruTEK Technologies, Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)

NOTE 2 - GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business.  As shown in the accompanying financial statements, the Company has a working capital deficiency of approximately $2.1 million as of the period ended June 30, 2007 and has an accumulated deficit of approximately $8 million at June 30, 2007.   The working capital deficiency is largely affected by the $2 million derivative instrument liability (Note 8) that the Company does not expect to be settled with cash. As is typical with early stage growth companies, these losses are largely a result of business development expenses as well as investment in infrastructure for growing the Company’s business and operations.  The Company is also not in compliance with certain provisions of its term note with its bank which provides the bank with the right to demand repayment.  In addition, the Company’s revolving credit facility with its bank expired on May 25, 2007 and all amounts owed were repaid. The Company is pursuing a replacement facility and other potential sources of funding with other financial institutions of which there is no guarantee that the Company will be successful in obtaining such financing. These factors raise substantial doubt about the Company’s ability to continue as a going concern.  The financial statements do not include adjustments that might result from the outcome of this uncertainty.

Management believes that the Company will be successful in its efforts to adequately meet its capital needs and continue to grow its business.  On January 4, 2007, the Company raised $600,000 through the issuance of convertible debt to accredited investors (the “Bridge Loan”).

On May 9, 2007, the Company completed the Merger and raised approximately $1.5 million, net of transaction commissions and expenses, through the issuance of $1.685 million of 6% secured convertible notes and warrants (Note 8).  The notes will be convertible under certain conditions into shares of the Company’s common stock.  The Company has agreed to effect the registration of the shares to be converted through notes and warrants under the Securities Act of 1933 pursuant to a registration rights agreement. Accordingly, the Company filed a Form SB-2 on July 20, 2007.

NOTE 3 - ACCOUNTING DEVELOPMENTS

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). This statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This statement does not require any new fair value measurements. The effective date of this statement is for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact, if any, of the adoption of SFAS 157.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115 (“SFAS 159”). This statement permits all entities to choose, at specified election dates, to measure eligible items at fair value (the “fair value option”). A business entity must report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. Upfront costs and fees related to items for which the fair value option is elected must be recognized in earnings as incurred and not deferred. This statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Company is currently evaluating the impact, if any, of the adoption of SFAS 159.

In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109 (“FIN No. 48”). The interpretation contains a two step approach to recognizing and measuring uncertain tax positions accounted for in accordance with FASB Statement No. 109. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement. The Company has adopted FIN No. 48 as of January 1, 2007 (see Note 10). The adoption of FIN No. 48 did not have a material impact on the Company’s financial statements.

VeruTEK Technologies, Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)

NOTE 4 - REVERSE ACQUISITION MERGER

On May 9, 2007, Streamscape Minerals, Inc. ("SSMI") and each of VeruTEK's shareholders executed a reverse acquisition merger and share exchange agreement (the “Merger”). Pursuant to the Merger, the Company raised approximately $1.5 million, net of approximately $150,000 in transaction costs. The transaction included a share exchange whereby VeruTEK and its shareholders exchanged 100% of their 21,430 common shares outstanding for 16,684,112 common shares of the Company (Note 5), thereby becoming the majority owners of the Company. Concurrent with the acquisition, the Company issued 930,944 shares of its common stock to five advisors to the acquisition and also issued approximately $1.7 million of 6% secured convertible notes and warrants. The notes will be convertible under certain conditions into shares of the Company’s common stock.

The Company has agreed to affect the registration of the shares to be converted through the 6% secured convertible notes and warrants under the Securities Act of 1933 pursuant to a registration rights agreement. The registration rights agreement required the Company to file a registration statement and have such registration statement declared effective within 60 and 180 days, respectively, following the May 9, 2007 closing of the Merger.  In the event that the Company fails to file by the required filing deadline or have such registration statement declared effective by the required effective deadline, then the Company is required to make cash payments to holders of the convertible notes equal to 2% of the purchase price for each 30 day period prorated for partial periods.  However, the Company is entitled to suspend its filing and effective deadline for a period of 10 consecutive business days under certain circumstances.  The Company did not file its registration statement until July 20, 2007 which was not within the 60 day period allowed under the registration rights agreement.  The Company believes it was entitled to suspend the filing of such registration period and, as a result, does not owe a cash penalty in accordance with the registration rights agreement.  In addition, in the event that sales of shares related to the 6% secured convertible notes or warrants issued on May 9, 2007 cannot be made pursuant to the registration statement after it has been declared effective, or the Company is required to file an amendment or supplement with certain timing exceptions, the Company is required to make cash payments to holders of the convertible notes equal to 2% of the purchase price for each 30 day period prorated for partial periods. The Company does not currently believe it is probable that it will incur penalties under the registration rights agreement and consequently has not recorded a provision for such penalties..

Prior to the merger, VeruTEK was a non-reporting, privately held company. The post-acquisition Company is accounted for as a recapitalization of VeruTEK using accounting principles applicable to reverse acquisitions with VeruTEK being treated as the accounting parent (acquirer) and SSMI, the legal parent, being treated as the accounting subsidiary (acquiree). Prior to the consummation of the acquisition on May 9, 2007, SSMI had been an inactive public shell with 2,019,734 shares of common stock outstanding and at the date of the reverse acquisition merger, it had no material assets, liabilities, or net stockholders' equity. VeruTEK is regarded as the predecessor entity. In accordance with the provisions governing the accounting for reverse acquisitions, the historical figures presented are those of VeruTEK.

VeruTEK Technologies, Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)

NOTE 4 - REVERSE ACQUISITION MERGER (Continued)

The key components of the reverse acquisition recapitalization adjustment were as follows:
Common Stock
	Shares	Amount	Additional Paid-in Capital
Public company shares already outstanding on date of merger (May 9, 2007), par value $.001	2,019,734	$2,020	$(2,020)

Shares issued and cash paid - merger costs	930,944	931	(162,649	) *

Public company shares issued in a exchange for private company shares, par value $.001	16,684,112	16,684	(16,684)

Private company shares exchanged, par value $.001 (Note 5)	(16,684,112)	(16,684)	16,684

Reverse acquisition recapitalization adjustment, net	2,950,678	$2,951	$(164,669)

*Includes cash payments for transaction related costs of $198,568, less $36,850 for stock issued to advisors to the transaction.

VeruTEK Technologies, Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)

NOTE 5 - LOSS PER SHARE

The computation of basic net loss per common share is based on the weighted-average number of common shares outstanding. The shares issuable upon conversion of notes or exercise of warrants have been excluded from the calculation of diluted shares as their effect would be antidilutive. Accordingly, basic and fully diluted shares used in the calculation of weighted-average number of common shares outstanding are equal for all periods presented. Antidilutive common share equivalents excluded from the respective loss per share calculations for the six-month and three month periods ended June 30, 2007 totaled 577,440 shares and 1,271,153 shares, respectively.

Shares outstanding in all prior periods presented have been revised to reflect the exchange ratio of the May 9, 2007 Merger. In accordance with the terms of the Merger, each share of VeruTEK common stock was exchanged for 778.54 shares of the Company’s common stock.

NOTE 6 - PROPERTY AND EQUIPMENT

Property and equipment at June 30, 2007 consists of the following:

Machinery and equipment	$91,586
Automotive equipment	30,529
Office furniture and equipment	45,554
Construction in process	39,065
Other	19,864
226,598
Less: accumulated depreciation	43,180

Net property and equipment	$183,418

Depreciation expense for the six-month period ended June 30, 2007 totaled $17,444.

NOTE 7 - REVOLVING CREDIT FACILITY NOTE

On May 26, 2006, the Company entered into a $350,000 revolving credit facility with a bank. The facility expired on May 25, 2007 and all amounts owed were repaid.

VeruTEK Technologies, Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)

NOTE 8 - DEBT

A summary of long-term debt as of June 30, 2007 is as follows:

Term note due August 16, 2011, interest at 9.25%	$70,933
Vehicle financing loan due May 9, 2012, interest at 7.99%	25,354

Long-term debt	96,287
Less: current portion	75,496
$20,791

CONVERTIBLE NOTES

On May 9, 2007 the Company issued $1,685,000 convertible notes (the “Notes”) and related warrants in conjunction with the Merger. The Notes carry a stated interest rate of 6%, mature two years from the date of issuance, and, at the option of the holders, are convertible into common stock of the Company at $1.00 per share. The warrants entitle the holder to purchase a number of shares of the Company’s common stock equal to 50% of the number of shares of common stock into which the Notes are convertible. The warrants have a 5 year life and have an exercise price of $1.20 per share. The holders of the Notes have been granted a security interest in substantially all of the assets of the Company. Net proceeds from the Notes amounted to approximately $1.5 million.

The Notes contain a beneficial conversion discount of $151,650 because the value allocated to the Notes is less than the fair value of the Company’s common stock. This beneficial conversion feature is calculated after the Notes and warrants have been valued with proceeds allocated on a relative basis. The Company allocated $1,396,767 to the Notes and $288,233 to the warrants (see below). The beneficial conversion discount will be amortized over the life of the Notes through a charge to interest expense. The convertible notes of $1,685,000 are reflected on the condensed consolidated balance sheet net of the unamortized portion of the $288,233 discount on the convertible debt relating to the warrants and net of the  unamortized portion of the beneficial conversion discount of $151,650. The discounts are being amortized as interest expense over the life of the convertible notes. For the six-month and three-month periods ended June 30, 2007, the Company recorded interest expense of $20,532 related to the warrants and $10,802 related to the beneficial conversion discount. The Company has incurred $111,850 in debt issuance costs related to the Notes which are being amortized as interest expense over the term of the loan.

The $288,233 in proceeds allocated to the warrants was classified as a liability as of the Merger date in accordance with EITF Issue 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s own Stock.” The warrants may require cash settlement at fair value in the event of certain circumstances, including certain mergers or consolidations, sale of substantially all of the assets of the Company, sale of more than 50% of the outstanding common shares of the Company, or certain other stock purchase or business combinations. Accordingly, the warrants have been accounted for as derivative instrument liabilities which are subject to mark-to-market adjustment in each period. As a result, for the three-month and six-month periods ended June 30, 2007, the Company recorded a $1,711,767 pre-tax charge to derivative instrument expense with a resulting derivative instrument liability of $2,000,000 at June 30, 2007.  The fair value of the warrants was determined by using the Black-Scholes model assuming a risk free interest rate of 4.7%, volatility of 50% and an expected life equal to the contractual life of the warrants (May 9, 2012).

BRIDGE LOAN

On January 4, 2007, the Company secured a $600,000 bridge loan (the “Bridge Loan”) to support development plans and fund operations. The Bridge Loan had a stated interest rate of 10% which, under the terms of the Bridge Loan, was payable beginning on May 31, 2007. The Company incurred $65,000 in debt issuance costs which was being amortized over the term of the loan. The Bridge Loan was to mature upon the earlier of (a) completion of an equity financing transaction, or (b) May 31, 2008. Upon completion of the equity financing transaction, the Bridge Loan was converted to common shares of the Company at 80% of the market price of the Company’s common shares. In accordance with the terms of the Bridge Loan, the Company issued warrants to the holders of the Bridge Loan upon the completion of the equity financing transaction. The warrants have a 5 year life (expiring in May 9, 2012) and entitle the holders to purchase shares of common stock of the Company equal to the number of shares issued under the Bridge Loan (776,051 shares) at a price of $1.20 per share. The terms of the warrants do not provide holders with the option to exercise on a cashless basis.

As a result of the May 9, 2007 Merger (Note 4), the Bridge Loan was converted into 750,000 shares of the Company’s common stock. In addition, as a result of the conversion, accrued interest expense of $20,833 was paid through the issuance of 26,051 shares of the Company’s common stock. Additionally, in the second quarter of 2007, the Company accelerated the amortization of the remaining $51,040 of unamortized debt issuance costs.

The Bridge Loan had a beneficial conversion discount because the conversion price of the Bridge Loan was less than the fair value of the Company’s common stock. The value of the beneficial conversion discount and associated warrants was dependent upon the conversion ratio of existing shares of the Company’s common stock to shares of the Company’s common stock after completion of an equity financing transaction. The value of the warrants, and consequently the value of the beneficial conversion discount, could not be determined until a conversion ratio for an equity financing transaction had been established. Accordingly, the total value of the beneficial conversion discount of $200,325 was recognized as interest expense in the second quarter of 2007 as a result of the Merger. The $148,587 allocated to the warrants is based on the fair value of the warrants and was recorded as a charge to interest expense and additional paid-in capital in the second quarter of 2007. The fair value of the warrants was determined by using the Black-Scholes model assuming a risk free interest rate of 4.9%, volatility of 50% and an expected life equal to the contractual life of the warrants (May 9, 2012) .

VeruTEK Technologies, Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)

NOTE 8 - LONG-TERM DEBT (Continued)

BANK DEFAULT

As a result of the Company issuing the convertible notes associated with the Merger, the Company is not in compliance with certain provisions of the Term Note and thus is in default. As a result, the stated interest rates for the Term Note may be increased and repayment of the Term Note may be subject to acceleration. Accordingly, the Company’s bank could elect to increase the stated interest rate for the Term note to 13.25%. Should the Company’s bank choose to accelerate the Term Note, all interest and principal would become due and payable immediately. The Term Note has been classified as a current liability for the period ended June 30, 2007. As of the date of this filing, the Company’s bank had not yet elected to increase the interest rate or accelerate the repayment of the Term Note.

NOTE 9 - STOCK BASED COMPENSATION

The Company granted certain key employees and advisors shares of common stock as part of the Company’s offer of employment. The purpose was to enable the Company to retain and motivate such employees. The grants are recognized ratably as compensation expense over the requisite service periods based on the fair value of the grants as of the grant dates. Because grant dates were prior to the commencement of public trading in the Company’s common shares, fair value was determined using a discounted cash flow model. Compensation expense of $792,554 and $29,485 was recognized for the six months ended June 30, 2007 and for the period from February 1, 2006 (inception) to June 30, 2006, respectively. Common shares totaling 389,270 will vest at various times through February of 2010. Additional compensation expense for unvested shares amounting to $204,333 will be recognized over the remaining requisite future service periods for each respective grant.

Shares granted for compensation expense are as follows.

Grant Date	Shares Granted	Vested Shares as of June 30, 2007	Unvested Shares as of June 30, 2007
2/13/2006	77,854	77,854	-
4/17/2006	77,854	77,854	-
6/1/2006	77,854	77,854	-
2/1/2007	506,051	116,781	389,270
2/19/2007	724,042	724,042	-

Total	1,463,656	1,074,385	389,270

NOTE 10 - INCOME TAXES

Concurrent with the May 9, 2007 Merger, the Company’s tax status changed from an S corporation to a C corporation under sections of the federal and state income tax laws. Accordingly, as of May 9, 2007, the S corporation provisions of the federal and state income tax laws which provide that, in lieu of federal and state corporate income taxes, all income, deductions, losses and credits pass through to the stockholders for them to report on their personal tax returns, no longer apply to the Company.  Therefore, the Company will be required to record a provision for federal and state corporate income taxes as of the May 9, 2007 Merger closing date and subsequent periods.

At June 30, 2007, the Company had established a provision for deferred taxes based on the differences between the financial statement and tax basis of assets and liabilities using currently enacted tax rates and regulations. This basis difference resulted in a deferred tax asset of approximately $249,000 which was entirely offset by a full valuation allowance. The Company has provided a valuation allowance against these deferred tax assets as it believes it is more likely than not that the assets will not be realized.

VeruTEK Technologies, Inc
Notes to Condensed Consolidated Financial Statements (Unaudited)

NOTE 10 - INCOME TAXES (Continued)

The Company has adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109” (“FIN No. 48”). FIN 48 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements.  Under FIN 48, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The Company has determined that the Company has no uncertain tax positions requiring recognition under FIN No. 48.

The Company is subject to U.S. federal income tax as well as income tax of certain state jurisdictions. The Company has not been audited by the U.S. Internal Revenue Service or any states in connection with income taxes. The period from February 1, 2006 (inception) to December 31, 2006 remains open to examination by the U.S. Internal Revenue Service and state authorities.

We recognize interest accrued related to unrecognized tax benefits and penalties, if incurred, as a component of income tax expense.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
VeruTEK Technologies, Inc.

We have audited the accompanying balance sheet of VeruTEK Technologies, Inc. (the "Company") as of December 31, 2006, and the related statements of operations, changes in stockholders' deficiency, and cash flows for the period from February 1, 2006 (inception) through December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of VeruTEK Technologies, Inc. as of December 31, 2006, and the results of its operations and its cash flows for the period from February 1, 2006 (inception) through December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the accompanying financial statements, the Company has a working capital deficiency of $1,206,987 as of December 31, 2006 and sustained a net loss of $4,226,149 for the period from February 1, 2006 (inception) through December 31, 2006. VeruTEK Technologies, Inc. is also not in compliance with certain provisions of its bank debt agreement which provides the bank with the right to demand repayment currently. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding these matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Carlin, Charron & Rosen, LLP

Glastonbury, Connecticut
May 7, 2007

VeruTEK Technologies, Inc.
Balance Sheet
December 31, 2006

ASSETS

Current assets:
Cash	$68,519
Accounts receivable	220,412
Other current assets	20,235
Total current assets	309,166

Property and equipment, net	148,093

Other assets	506
Total assets	$457,765

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities:
Revolving credit facility note	$349,407
Current portion of capital lease obligations	7,480
Current portion of long-term debt	172,180
Due to officers/directors	600,000
Accounts payable	151,416
Accrued payroll and benefits	202,976
Other current liabilities	32,694
Total current liabilities	1,516,153

Other Liabilities:
Capital lease obligations, less current portion	7,349
Long term debt, less current portion	23,319
Total liabilities	1,546,821

Stockholders' Deficiency:
Common stock, $.001 par value;
150,000,000 shares authorized, 15,687,581 shares issued and outstanding	15,688
Additional paid-in capital	3,121,405
Accumulated deficit	(4,226,149)
Total stockholders' deficiency	(1,089,056)
Total liabilities and stockholders' deficiency	$457,765

See accompanying notes to financial statements.

VeruTEK Technologies, Inc.
Statement of Operations
For the Period From February 1, 2006 (Inception) through
December 31, 2006

Net revenues	$1,650,143

Costs and expenses:
Costs of revenues	2,313,609
Selling, general and administration	361,298
Research and development	3,178,805
Interest expense	22,580
Total costs and expenses	5,876,292

Net loss	$(4,226,149)

Weighted average common shares outstanding	14,255,067

Basic net loss per common share	$(.30)

See accompanying notes to financial statements.

VeruTEK Technologies, Inc.
Statement of Changes in Stockholders' Deficiency
For the Period From February 1, 2006 (Inception) through December 31, 2006

	Common Stock,		Additional	Accumulated
	Shares	Amount	Paid-in Capital	Deficit	Total

Common stock issued in connection with
Incorporation (February 1, 2006):	15,570,800	$15,571	$3,084,435	$-	$3,100,006

Stock issued - employee compensation	116,781	117	21,540	-	21,657

Employee compensation - unvested share-based payments	-	-	15,430	-	15,430

Net loss	-	-	-	(4,226,149)	(4,226,149)
Balance, December 31, 2006	15,687,581	$15,688	$3,121,405	$(4,226,149)	$(1,089,056)

See accompanying notes to financial statements.

VeruTEK Technologies, Inc.
Statement of Cash Flows
For the Period From February 1, 2006 (Inception) through
December 31, 2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,226,149)
Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation	25,736
Research and development expense - value of transferred technology	3,100,000
Compensation expense due to officers/directors	600,000
Compensation expense pursuant to common stock issued
to employees	37,087
Changes in operating assets and liabilities:
Accounts receivable	(220,412)
Other current assets	(20,741)
Accounts payable	151,416
Accrued payroll and benefits	202,976
Other current liabilities	32,694
Net cash used in operating activities	(317,393)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(123,663)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving credit facility note, net	349,407
Proceeds from long-term debt	172,500
Proceeds from issuance of common stock	6
Repayments of long-term debt	(7,529)
Repayments on capital lease obligations	(4,809)
Net cash provided by financing activities	509,575

NET INCREASE IN CASH	68,519

CASH, beginning of period (inception)	-
CASH, end of period	$68,519

Supplemental Disclosures of Cash Flow Information:
Cash paid during the year for interest	$22,580

Noncash disclosure of investing and financing activities:
Purchase of property and equipment through the assumption of capital
lease obligations	19,638
Purchase of property and equipment through the assumption of long-term debt	30,528

See accompanying notes to financial statements.

VeruTEK Technologies, Inc.
Notes to Financial Statements
December 31, 2006

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION OF BUSINESS

VeruTEK Technologies, Inc. (the “Company”) was incorporated as a Delaware Corporation on February, 1, 2006. The Company was formed to develop and commercialize new technologies in the field of environmental remediation. The Company provides technical and consulting services to clients to resolve complex environmental remediation matters at a wide range of waste sites, principally by combining surfactant and oxidant chemistries.

ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts and disclosures in the financial statements. Actual results could differ from those estimates.

ACCOUNTS RECEIVABLE

The Company records an allowance for doubtful accounts based on the Company’s estimated losses resulting from the inability of its customers to make required payments. The Company did not require an allowance for doubtful accounts as of December 31, 2006.

PROPERTY AND EQUIPMENT

Property and equipment is carried at cost less accumulated depreciation. Depreciation is computed on the straight-line method utilizing asset lives that range from 5 to 7 years. Renewals and improvements that extend the useful lives of assets are capitalized. Capitalized leased assets are depreciated over the estimated useful lives of the equipment. Expenditures for maintenance and repairs are charged to expense as incurred.

REVENUE RECOGNITION

The Company generates revenue by providing technical and consulting services related to environmental remediation. Revenues related to technical and consulting services are generally billed on a time and materials basis in accordance with agreed-upon billing rates and recognized in the period such services were provided.

Certain technical services provided by the Company are provided on a fixed price basis and the customer is billed a specific fee upon the completion of the agreed-upon service. For fixed price contracts, the Company bills the customer when applicable tasks are completed in accordance with agreed-upon acceptance criteria. Revenues related to fixed price contracts comprise approximately 1.3% of the Company’s total revenues for the period from February 1, 2006 (inception) through December 31, 2006.

VeruTEK Technologies, Inc.
Notes to Financial Statements
December 31, 2006

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

RESEARCH AND DEVELOPMENT

Research and development expenses includes the fair value of proprietary technology and “know-how” transferred to the Company by its officers/directors (see Note 12) , and payroll, employee benefits, depreciation and direct expenses associated with the discovery and development of new technologies related to environmental remediation. Research and development costs are expensed as incurred.

INCOME TAXES

The Company has elected to be treated as an S corporation under sections of the federal and state income tax laws which provide that, in lieu of federal and state corporate income taxes, all income, deductions, losses and credits pass through to the stockholders for them to report on their personal tax returns. Therefore, these financial statements do not include any provision for federal or state corporate income taxes.

NOTE 2 - GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. As shown in the accompanying financial statements, the Company has a working capital deficiency of $1,206,987 and has sustained a net loss of $4,226,149 for the period from February 1, 2006 (inception) through December 31, 2006. As is typical with early stage growth companies, the 2006 loss is largely a result of business development expenses as well as investment in infrastructure for growing the Company’s business and operations. The Company is also not in compliance with certain provisions of its revolving credit facility and term note with Webster Bank which provides the bank with the right to demand repayment currently (See Notes 7 and 8) . These factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include adjustments that might result from the outcome of this uncertainty.

Management believes that the Company will be successful in its efforts to adequately meet its capital needs and continue to grow its business. In the first quarter of 2007, the Company raised $600,000 through the issuance of convertible debt to accredited investors (See Note 8) .

The Company has also executed a letter of understanding to effect a reverse merger transaction (see Note 15) pursuant to which the Company expects to raise approximately $1.35 million, net of transaction commissions and expenses. The reverse merger will be with an unrelated public company following which the Company will become the sole operating entity. Concurrent with the reverse merger, the Company will issue $1.6 million of 6% secured convertible notes and warrants. The notes will be convertible under certain conditions into shares of the Company’s common stock. The Company would agree to effect the registration of the shares to be converted through notes and warrants under the Securities Act of 1933 pursuant to a registration rights agreement. The transaction (collectively referred to as the “Merger”) is expected to close on or about May 8, 2007.

VeruTEK Technologies, Inc.
Notes to Financial Statements
December 31, 2006

NOTE 3 - CONCENTRATIONS OF CREDIT RISK

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivable.

The Company maintains its cash accounts at high quality financial institutions with balances, at times, in excess of federally insured limits. The Company controls this risk by selecting high quality financial institutions to hold such cash deposits.

The Company controls credit risk associated with trade receivables through credit approvals, customer limits and monitoring procedures. The Company has three customers that accounted for one hundred percent of its revenues for the period from February 1, 2006 (inception) through December 31, 2006.

NOTE 4 - LOSS PER SHARE

The computation of basic net loss per common share is based on the weighted-average number of common shares outstanding. The Company did not issue any potentially dilutive common stock instruments during the period from February 1, 2006 (inception) through December 31, 2006.

Shares outstanding in all prior periods presented have been revised to reflect the exchange ratio of the May 9, 2007 Merger. In accordance with the terms of the Merger, each share of VeruTEK common stock was exchanged for 778.54 shares of the Company’s common stock.

NOTE 5 - PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2006 consists of the following:

Machinery and equipment	$136,913
Furniture and fixtures	36,916
173,829
Less: accumulated depreciation	25,736

Net property and equipment	$148,093

Depreciation expense for the period from February 1, 2006 (inception) through December 31, 2006 totaled $25,736.

VeruTEK Technologies, Inc.
Notes to Financial Statements
December 31, 2006

NOTE 6 - LEASE COMMITMENTS

CAPITAL LEASES

The Company is obligated under various capital leases for computer equipment. The leases require monthly payments ranging from $303 to $477, expiring on various dates through April, 2009. The net book value of equipment under capital leases at December 31, 2006 was $16,948.

The future minimum lease payments and the present value of the payments at December 31, 2006 are as follows:

Year ending December 31,
2007	$9,358
2008	6,329
2009	2,386

Total minimum lease payments	18,073
Less: amount representing interest	3,244
Present value of minimum lease payments	14,829
Less: current portion	7,480
Long-term portion	$7,349

OPERATING LEASES

The Company leases certain office equipment under operating leases which expire through 2010. Future minimum lease payments under these operating leases are as follows:

Year ending December 31,
2007	$2,895
2008	2,895
2009	2,895
2010	83
Total minimum lease payments	$8,768

The Company also leases its office premises under a month-to-month lease.

Rent expense for the period from February 1, 2006 (inception) through December 31, 2006 totaled $13,926.

VeruTEK Technologies, Inc.
Notes to Financial Statements
December 31, 2006
NOTE 7 - REVOLVING CREDIT FACILITY NOTE

On May 26, 2006 the Company entered into a $350,000 revolving credit facility (the “Facility”) with Webster Bank of Waterbury, Connecticut (the “Bank”). The Facility will be available through May 25, 2007 and carries an interest rate equal to the prime rate (as announced day to day by the Bank), plus one percent. The Facility is collateralized by the assets of the Company, including but not limited to all accounts receivable, inventories, fixed assets, intangible assets, patents, licenses and trade secrets, as applicable. The Facility is also subject to personal guarantees of certain officers and directors of the Company. Amounts due under the Facility note totaled $349,407 as of December 31, 2006.

The Company is subject to certain financial and non-financial covenants. The Company was not in compliance with one of the covenants (See Note 8) .

NOTE 8 - LONG-TERM DEBT

A summary of long-term debt as of December 31, 2006 is as follows:

Term note due August 16, 2011, interest at 9.25% - subject to acceleration for covenant default (see subsection below entitled "Webster Bank Default")	$77,796
Vehicle financing loan due May 9, 2012, interest at 7.99%	27,703
Advance on bridge loan due May 31, 2008, interest at 10.0%	90,000

Long-term debt	195,499
Less: current portion	172,180
$23,319

TERM NOTE

On September 16, 2006 the Company entered into a term note agreement (the “Term Note”) with the Bank in an original principal amount of $82,500 to finance certain equipment purchases. The Term Note carries an interest rate of 9.25% and requires 60 monthly payments of principal and interest. The Term Note is collateralized by the assets of the Company, including but not limited to all accounts receivable, inventories, fixed assets, intangible assets, patents, licenses and trade secrets, as applicable. The Term Note is also subject to personal guarantees of certain officers and directors of the Company.

VeruTEK Technologies, Inc.
Notes to Financial Statements
December 31, 2006

NOTE 8 - LONG-TERM DEBT (Continued)

VEHICLE FINANCING

On March 25, 2006 the Company completed financing for the purchase of a vehicle used in its operations. The loan carries a 7.99% interest rate. The loan is collateralized by the vehicle and a personal guarantee of a director.

BRIDGE LOAN

On January 4, 2007 the Company secured a $600,000 bridge loan (the “Bridge Loan”) to support development plans and fund operations. The Bridge Loan is intended to provide the Company with capital until it secures additional financing. The Bridge Loan carries a stated interest rate of 10% which, under the terms of the Bridge Loan, is payable beginning on May 31, 2007. The Company incurred $65,000 in debt issuance costs which will be amortized through May 31, 2008. The Bridge Loan matures upon the earlier of (a) completion of an equity financing transaction, or (b) May 31, 2008. Upon completion of an equity financing transaction, the Bridge Loan is convertible to common shares of the Company at 80% of the market price of the Company’s common shares. In accordance with the terms of the Bridge Loan, the Company has issued warrants to the holders of the Bridge Loan which are exercisable upon the completion of an equity financing transaction. The warrants entitle the holders to purchase shares of common stock of the Company equal to the number of shares converted under the Bridge Loan at a price of $1.20 per share. The Bridge Loan is collateralized by the assets of the Company, including but not limited to all accounts receivable, inventories, fixed assets, intangible assets, patents, licenses and trade secrets, as applicable. As of December 31, 2006, holders of the notes had advanced the Company $90,000 in anticipation of the Company entering into the Bridge Loan agreement. Since the amount represents an advance, it has been reflected in the current portion of long-term debt as of December 31, 2006.

The Bridge Loan contains an embedded beneficial conversion feature because the conversion price of the Bridge Loan is less than the fair value of the Company’s common stock. The value of the beneficial conversion feature and associated warrants is dependent upon the conversion ratio of existing shares of the Company’s common stock to shares of the Company’s common stock after completion of an equity financing transaction. The value of the warrants and consequently the value of the beneficial conversion feature cannot be determined until a conversion ratio for an equity financing transaction has been established. Accordingly, the total value of the beneficial conversion feature will be recognized as interest expense upon completion of an equity financing transaction Conversion of the Bridge Loan to common stock and exercising of the attached warrants by holders of the Bridge Loan could potentially dilute earnings per share in future periods. Dilution would occur as additional common share equivalents are included in the earnings per share calculation. The dilution from such an occurrence is dependent upon the market price realized assuming a future equity financing transaction.

VeruTEK Technologies, Inc.
Notes to Financial Statements
December 31, 2006
NOTE 8 - LONG-TERM DEBT (Continued)

WEBSTER BANK DEFAULT

As a result of the Company entering into the Bridge Loan financing arrangement on January 4, 2007, the Company is not in compliance with certain provisions of the Facility and the Term Note and thus is in default. As a result, the stated interest rates for the Facility and the Term Note may be increased and repayment of the Facility and Term Note may be subject to acceleration. As a result of this default, the Bank could elect to increase the stated interest rate for the Facility to the prime rate plus 5% and increase the stated rate for the Term note to 13.25%. Should the Bank choose to accelerate the Facility or the Term Note, all interest and principal would become due and payable immediately. Accordingly, the Term Note and the Facility have been classified as current liabilities as of December 31, 2006. As of May 7, 2007, the Bank has not yet elected to increase the respective interest rates or accelerate the repayment of the Facility or the Term Note.

NOTE 9 - COMMON STOCK

The Company is authorized to issue 150,000,000 shares of common stock with a par value of $0.001 per share. As of December 31, 2006 there were 15,687,581 common shares outstanding.

NOTE 10 - STOCK BASED COMPENSATION

The Company granted certain key employees and advisors shares of common stock as part of the Company’s offer of employment. The purpose was to enable the Company to retain and motivate such employees. The grants are recognized ratably as compensation expense over the requisite service periods based on the fair value of the grants as of the grant dates. Fair value was determined by using a discounted cash flow model. Compensation expense of $37,087 was recognized for the period from February 1, 2006 (inception) through December 31, 2006. Common shares totaling 1,346,874 will vest at various times through February of 2010. Additional compensation expense for unvested shares amounting to $966,888 will be recognized over the remaining requisite future service periods for each respective grant.

Shares granted for compensation expense are as follows.

Grant Date	Shares Granted	Vested Shares as of December 31, 2006	Unvested Shares as of December 31, 2006
2/13/2006	77,854	38,927	38,927
4/17/2006	77,854	38,927	38,927
6/1/2006	77,854	38,927	38,927
2/1/2007	506,051	-	506,051
2/19/2007	724,042	-	724,042

Total	1,463,656	116,781	1,346,874

VeruTEK Technologies, Inc.
Notes to Financial Statements
December 31, 2006
NOTE 11 - EMPLOYMENT AGREEMENTS

The Company has employment agreements dated May 4, 2007 with Mr. John Collins, President and Chief Executive Officer (Mr. Collins) and Mr. George Hoag, Senior Vice President, Research and Development (Mr. Hoag) (collectively the “Agreements”). Mr. Collins’ agreement includes a base salary of $250,000 per annum and Mr. Hoag’s agreement includes a base salary of $350,000 per annum. Mr. Collins and Mr. Hoag are also owed $300,000 for compensation earned in 2006, payable at a future unspecified date and subject to the approval of convertible note holders under the terms of the anticipated reverse merger (see Note 15) . These amounts totaling $600,000 are included in due to officers/directors in the accompanying balance sheet. The Agreements also include the following:

a.	annual incentive payments equal to 50% of base salary to be paid at the discretion of the Board of Directors;

b.	participation in any future stock option program offered by the Company, so long as their respective equity holding is less than 10% of the total equity of the Company;

c.	participation in a profit sharing plan, if approved and implemented by the Board of Directors;

d.	twenty days of paid vacation annually;

e.	severance payment in the event of termination not for cause of one year’s salary and bonus compensation which coincides with a one year non-compete agreement;

f.	a provision whereby the parties agreed that the Agreements shall supersede any other prior or contemporaneous agreements regarding the employees’ provision of services to the Company.

NOTE 12 - CONTRIBUTED TECHNOLOGY

Effective February 1, 2006, Mr. Collins and Mr. Hoag transferred proprietary technology and “know-how” to the Company. In accordance with FAS 2, “Accounting for Research and Development Costs,” the fair value of the transferred technology at February 1, 2006 (inception) of $3,100,000 was immediately recognized as research and development expense and additional paid-in capital.

NOTE 13 - RELATED PARTIES

Certain officers and directors have provided personal guarantees in connection with certain of the Company’s financing transactions (See Notes 7 and 8) .

At December 31, 2006, there are amounts due to certain officers and directors in connection with employment agreements (See Note 11) .

During 2006, Mr. Peter G. Perakos, a director of the Company, arranged for certain legal services that were provided to the Company by a third party and for the payment of certain filing fees on behalf of the Company. Mr. Perakos was reimbursed $15,552 for services arranged and fees paid on behalf of the Company.

During 2006, Mr. Perakos and Mr. Hoag provided working capital loans to the Company. All such loans were repaid during 2006.

VeruTEK Technologies, Inc.
Notes to Financial Statements
December 31, 2006

NOTE 14 - EMPLOYEE RETIREMENT PLAN

The Company offers employees the opportunity to contribute to a 401(k) plan that is administered by a third party. The Company matches 100% of the first $5,000 contributed by employees and matches 25% of additional contributions made by employees up to a maximum of $2,500. As of December 31, 2006, the Company has not funded the matching contributions and, as a result, has recorded $28,294 in accrued payroll and benefits in the accompanying balance sheet.

NOTE 15 - SUBSEQUENT EVENTS

BRIDGE LOAN

As described in Note 8, the Company entered into a Bridge Loan financing arrangement on January 4, 2007. Also, as discussed in Note 8, the execution of this arrangement resulted in the default of certain provisions of the revolving Loan Facility and Term Note. All interest and principal would become immediately due and payable if Webster Bank should choose to accelerate the Facility or the Term Note.

REVERSE MERGER

On March 28, 2007, the Company executed a letter of understanding for the purpose of securing additional financing. Pursuant to this letter, the Company expects to raise approximately $1.35 million, net of transaction commissions and expenses. The transaction includes a share exchange whereby the Company and its shareholders will become the majority owners of an unrelated public company. Concurrent with the acquisition, the Company will issue approximately $1.6 million of 6% secured convertible notes and warrants. The notes will be convertible under certain conditions into shares of the Company’s common stock. The Company would agree to effect the registration of the shares to be converted through notes and warrants under the Securities Act of 1933 pursuant to a registration rights agreement. The transaction (collectively referred to as the “Reverse Merger”) is expected to close on or about May 8, 2007.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined financial information gives effect to the Reverse Merger between VeruTEK Technologies, Inc. (VeruTEK) and Streamscape Minerals, Inc. (SSMI) pursuant to the Securities Purchase Agreement dated May 9, 2007. As SSMI did not have any meaningful operations prior to the Reverse Merger, the transaction was treated as a recapitalization of VeruTEK, and accounted for on a historical cost basis.

The pro forma combined statements of operations give effect to the Reverse Merger as if it had occurred on the first day of the period presented. The pro forma balance sheet gives effect to the Reverse Merger as if it had occurred on the date presented. The statements are presented for illustrative purposes only and are not necessarily indicative of what the actual combined financial position or results of operations would have been had the foregoing transaction been completed on the dates set forth therein, nor does it give effect to any transaction other than the Reverse Merger or the conversion of the January 4, 2007 Bridge Loan.

The January 4, 2007 Bridge Loan is not reflected in the following pro forma combined statements because it was not in effect for the periods presented. The face value of he Bridge Loan on January 4, 2007 was $600,000. Under the terms of the loan, it is madatorily convertible upon the completion of the Reverse Merger. Conversion will result in the $600,000 debt being re-characterized in the following manner.

750,000 shares of common stock issued at a par value of $.001 per share	$750
Additional paid-in capital representing the value of associated detachable warrants	148,567
Additional paid-in capital representing the amount of proceeds attributed to the convertible debt less the value of the associated detachable warrants and the common stock at par value	450,683

In addition, conversion of the Bridge Loan will result in the recognition of a beneficial conversion feature in the amount of $348,912. This amount will be recorded as additional paid-in capital with an offset to interest expense.

In addition, as a result of the conversion, accrued interest expense of $20,833 was paid through the issuance of 26,051shares of the Company's common stock. Additionally, conversion of the Bridge Loan will also result in a pre-tax loss of $51,040 for the write off of debt issuance costs.

The information is based upon the historical financial statements of VeruTEK and SSMI. The information should be read in conjunction with such historical financial statements, the related notes and other information contained elsewhere or incorporated by reference in this document. The periods presented for SSMI have been revised to conform to VeruTEK’s period ending dates.

Pro Forma Unaudited Statement of Operations
For the Period Ending December 31, 2006

	VeruTEK as Reported	Streamscape as Reported		Adjustments	Pro Forma
Net revenue	1,650,143	-		-	1,650,143

Costs and expenses
Cost of sales	2,313,609	-		-	2,313,609
Selling, general and administration	361,298	37,522		-	398,820
Research and development	3,178,805	-		-	3,178,805
Interest expense	22,580	-	(1)	201,164	223,744

Loss before income taxes	(4,226,149)	(37,522)		(201,164)	(4,464,835)

Income tax provision (benefit)	-	-	(2)	-	-

Net loss	(4,226,149)	(37,522)		(201,164)	(4,464,835)

Weighted average common shares	-	-
outstanding - basic and diluted	18,310	-	(3)	(18,310)	-
-		9,012,000		9,914,307	18,926,307

Net loss per share - basic and diluted	(230.81)	-			(0.24)

Notes to Unaudited Pro Forma Statement of Operations

(1) Represents the impact on interest expense for:

a.     the amortization of the beneficial conversion feature associated with $1,685,000 of convertible notes. The impact of the beneficial conversion feature on interest expense was $62,074 reflecting 11 months of amortization attributable to the February 2006 (inception) through December 2006 period.

b. convertible notes in the amount of $108,642 calculated at the stated rate of 6% for the 11 month period from February 2006 (inception) through December 2006.

c.     the repayment of $349,000 of debt outstanding on the Facility at December 31, 2006. Interest expense has been reduced by $16,120 reflecting the amount of interest expense recorded during the period of February 2006 through December 2006 for the Facility.

d.     the amortization of debt issuance costs for transaction related fees in the amount of $31,224. Transaction related fees of $233,569 are allocated on an estimated basis to debt issuance costs and the share exchange. An amount of $75,000 is allocated to debt issuance costs and is shown as an adjustment for interest expense amortization over the term of the notes.

e.     the amortization of debt issuance costs in the amount of $15,344 for transaction related fees paid for by the issuance of common stock. Total transaction related fees attributable to debt issuance costs are estimated at $36,850 which represents the fair value of the shares issued to advisors in the transaction.

(2)     No adjustment to income taxes has been provided because the Company has assumed that any deferred tax assets including any carry-forwards of net operating losses would be subject to a full valuation reserve.

(3)     Includes the weighted average shares outstanding for the entire period. Basic and diluted earnings per share are equivalent for the period presented because the exercise of warrants and conversion of notes would be antidilutive.

Proforma Unaudited Balance Sheet
As of December 31, 2006

	VeruTEK as Reported	Streamscape as Reported	Adjustments		Pro Forma

ASSETS

Current assets:
Cash	68,519	77	(1)	1,102,431	1,171,027
Accounts receivable	220,412			-	220,412
Other current assets	20,235			-	20,235
Total current assets	309,166	77		1,102,431	1,411,674

Property, plant and equipment	148,093			-	148,093
Other assets	506		(1)	75,000	112,356
			(4)	36,850

Total assets	457,765	77		1,241,281	1,672,123

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities:
Revolving credit facility note	349,407		(1)	(349,000)	407
Current portion of captial lease obligations	7,480			-	7,480
Current portion of long-term debt	172,180			-	172,180
Current portion due to officers / directors	600,000	15,000		-	615,000
Accounts payable	151,416	2,390		-	153,806
Accrued payroll and benefits	202,976			-	202,976
Other current liabilities	32,694	5,285		-	37,979
Total current liabilities	1,516,153	22,675		(349,000)	1,189,828

Capital lease obligations	7,349			-	7,349
Long term debt	23,319		(2)	1,396,767	1,420,086
Total liabilities	1,546,821	22,675		1,047,767	2,617,263

Stockholders' deficiency:
Common stock, Class A voting, $0.001 par value;				-	-
10,000 shares authorized, issued and outstanding	10		(3)	(10)	-
Common stock, Class B non-voting, $0.001 par value;				-	-
20,000 shares authorized, 10,150 issued and outstanding	10		(3)	(10)	-

Common stock, par value of .001				-	-
75,000,000 shares authorized, 9,012,000 issued and outstanding		9,012	(3)	7,863	18,927
			(4)	2,052

Additional paid-in capital	3,137,073	16,788	(4)	(2,015)	3,262,082
			(4)	36,813
			(1)	(75,000)
			(2)	288,233
			(3)	(56,241)
			(5)	(83,569)

Donated capital		17,000	(3)	(17,000)	-

Accumulated deficit	(4,226,149)	(65,398)	(3)	65,398	(4,226,149)

Total stockholders' deficiency	(1,089,056)	(22,598)		166,514	(945,140)

Total liabilites and stockholders' deficiency	457,765	77		1,214,281	1,672,123

Notes to Unaudited Pro Forma Balance Sheet

(1)
Adjustment to reflect $1,685,000 in gross proceeds received from the Reverse Merger less $150,000 in transaction expenses and commissions and $349,000 in proceeds used to repay amounts outstanding under the Facility. Transaction related expenses paid from proceeds are allocated on an estimated basis to debt issuance costs and the share exchange. The $75,000 amount allocated to debt issuance costs is shown as an adjustment to other assets and the $75,000 allocated to the share exchange is shown as an adjustment to additional paid-in capital.

(2)
Adjustment to reflect the issuance of convertible notes at $1,376,767 which represents the face value of $1,685,000 less the amount attributable to detachable warrants. Detachable warrants issued in conjunction with the convertible notes are valued at 288,233 and reflected as an addition to additional paid-in capital.

(3)	Adjustment to reflect the impact share exchange as summarized below:

a.	VeruTEK Class A Common Stock exchanged and retired	$(10)
b.	VeruTEK Class B Common Stock exchanged and retired	(10)
c.	Additional Common Stock Issued in exchange	7,863
d.	Elimination of SSMI accumulated deficit	65,398
e.	Elimination of SSMI donated capital	(17,000)
f.	Additional paid-in capital recorded	(56,241)

(4)
Adjustment to reflect the impact of shares issued for transaction-related advisory and legal services. Shares issued to advisors have an approximate fair market value of $2.1 million of which $36,850 was attibuted to debt issuance costs. Amounts attributable to the share exchange are reflected at par value with an offset to additional paid-in capital.

a.	Common shares issued at par value	$2,052
b.	Additional paid-in capital related to shares issued for transaction expenses attributed to the share exchange	(2,015)
c.	Additional paid-in capital for shares issued for transaction expenses attributed to debt issuance costs	36,813
d.	Adjustment to other assets to reflect debt issuance costs for transaction expenses attributable to convertible debt	36,850

(5)	Adjustment to reflect $83,569 transaction expenses paid for services directly related to the transaction.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.	Indemnification of Directors and Officers

The directors and executive officers of VeruTEK Technologies, Inc. (the “Company”) are indemnified as provided by the Nevada General Corporation Law and the Company's Bylaws. Limitation on Liability and Indemnification of Directors and Officers under Nevada General Corporation Law a director or officer is generally not individually liable to the corporation or its shareholders for any damages as a result of any act or failure to act in his capacity as a director or officer, unless it is proven that:

1.	his act or failure to act constituted a breach of his fiduciary duties as a director or officer; and

2.	his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

This provision is intended to afford directors and officers protection against and to limit their potential liability for monetary damages resulting from suits alleging a breach of the duty of care by a director or officer. As a consequence of this provision, stockholders of ours will be unable to recover monetary damages against directors or officers for action taken by them that may constitute negligence or gross negligence in performance of their duties unless such conduct falls within one of the foregoing exceptions. The provision, however, does not alter the applicable standards governing a director's or officer's fiduciary duty and does not eliminate or limit our right or any stockholder to obtain an injunction or any other type of non-monetary relief in the event of a breach of fiduciary duty.

As permitted by Nevada law, our By-Laws include a provision which provides for indemnification of a director or officer by us against expenses, judgments, fines and amounts paid in settlement of claims against the director or officer arising from the fact that he was an officer or director, provided that the director or officer acted in good faith and in a manner he or she believed to be in or not opposed to our best interests. We have purchased insurance under a policy that insures both our company and our officers and directors against exposure and liability normally insured against under such policies, including exposure on the indemnities described above.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 25.	Other Expenses of Issuance and Distribution

 The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

Nature of Expense	Amount
SEC registration fee	$1,034.26
Accounting fees and expenses	40,000.00*
Legal fees and expenses	50,000.00*
TOTAL	$91,034.26*

  * Estimated

Item 26.	Recent Sales of Unregistered Securities

We completed a total offering of 5,000,000 shares of our common stock at a price of $0.001 per share to a total of two purchasers on May 24, 2004. The purchasers in the offering were Ezio Montagliani, our president and chief executive officer and Peter Keller, our secretary and treasurer. The total amount received from this offering was $5,000. These shares were issued pursuant to Regulation S of the Securities Act. Appropriate legends were affixed to the stock certificates representing these shares.

We completed an offering of 2,400,000 shares of our common stock at a price of $0.001 per share to a total of six purchasers on August 19, 2004. The total amount received from this offering was $2,400. We completed this offering pursuant to Regulation S of the Securities Act. The purchasers were as follows:

Name of Shareholder	Number of Shares
Stewart Meeth	400,000
Gayle R. Smith	400,000
Doug Edwards	400,000
Joe Desmoulin	400,000
Danial O'Connor	400,000
Sandra MacPherson	400,000

We completed an offering of 1,600,000 shares of our common stock at a price of $0.01 per share to a total of eight shareholders on September 20, 2004. The total amount received from this offering was $16,000. We completed this offering pursuant to Regulation S of the Securities Act. The purchasers were as follows:

Name of Shareholder	Number of Shares
Brenda Camfferman	200,000
Dean Camfferman	200,000
Lance Lee	200,000
Jeff Edwards	200,000
Robert Ham	200,000
Nancy Darby	200,000
Russell Taylor	200,000
William C. Kass	200,000

We completed an offering of 12,000 shares of our common stock at a price of $0.20 per share to a total of 12 shareholders on February 8, 2005. The total amount received from this offering was $2,400. We completed this offering pursuant to Regulation S of the Securities Act. The purchasers were as follows:

Name of Shareholder	Number of Shares
Gordon Toy	1,000
Tony Lock	1,000
Dennis Toy	1,000
Jack Marr	1,000
Adam Katz	1,000
Lisa Bain	1,000
Ray Martin	1,000
C. Hugh Maddin	1,000
Cambrian Capital Corp.	1,000
David Parfitt	1,000
Nickolas Mah	1,000
Cyrus Yan	1,000

On January 4, 2007, VeruTEK-Delaware raised $600,000 through the issuance of convertible debt to accredited investors (the “Bridge Loan”).  On May 9, 2007, upon acquiring VeruTEK-Delaware, the Bridge Loan was converted into 776,051 shares of our common stock. In addition, we issued common stock purchase warrants to purchase 776,051 shares of common stock exercisable at $1.20 per share (the “Bridge Warrants”). The Bridge Warrants are exercisable for a period of five years for cash only.  We granted the bridge investors piggyback registration rights.

On May 9, 2007, we entered into and closed a share exchange agreement with VeruTEK-Delaware, and each of VeruTEK-Delaware's shareholders (the "Purchase Agreement"). Pursuant to the Purchase Agreement, we acquired all of the issued and outstanding capital stock of VeruTEK-Delaware from the VeruTEK-Delaware shareholders in exchange for 16,684,112 shares of our common stock.

On May 9, 2007, we received gross proceeds of approximately $1,685,000 (the “May 2007 Financing”) in connection with the financing from Nite Capital Master, Ltd., Meadowbrook Opportunity Fund LLC, Joel Appel, Icon Capital Partners, LP, Redwood Investment Capital, LP, Jack Herchenbach, Mark Munson and Thomas S. Perakos Living Trust (the “May 2007 Investors”). Pursuant to a Securities Purchase Agreement entered into with the May 2007 Investors, we sold a 6% Secured Convertible Note (the “May 2007 Note”) and a warrant (the “May 2007 Warrant”).

The May 2007 Notes are convertible under certain conditions into shares of our common stock (the “Common Stock”). The May 2007 Warrants issued to each May 2007 Investor will entitle the holder thereof to purchase a number of shares of Common Stock equal to 50% of the number of shares of Common Stock into which the Note purchased by such May 2007 Investor is convertible. The “Exercise Price” for the May 2007 Warrants is $1.20 per share, subject to adjustment as provided therein. The conversion price for the May 2007 Notes is $1.00 per share, subject to adjustment as provided therein. The shares of Common Stock into which the May 2007 Notes are convertible are referred to herein as “Conversion Shares” and the shares of Common Stock into which the May 2007 Warrants are exercisable are referred to herein as the “Warrant Shares”.

The May 2007 Notes bear interest at 6%, mature two years from the date of issuance, and are convertible into our common stock, at the investors' option, at $1.00 per share. The full principal amount of the May 2007 Notes is due upon default. In addition, we have granted the May 2007 Investors a security interest in substantially all of our assets. After commissions and expenses, we received net proceeds of approximately $1,500,000 from the May 2007 Financing.

In connection with the May 2007 Financing, we entered into Registration Rights Agreements, with the May 2007 Investors. The Registration Rights Agreement provides in part that we shall prepare and file on or before the Filing Deadline (as defined below) a registration statement prepared in compliance with the Securities Act of 1933 and covering the Conversion Shares and Warrant Shares equal to one hundred and fifty percent (150%) of the number of shares of Common Stock issuable upon conversion of the May 2007 Notes and exercise of the May 2007 Warrants. The “Filing Deadline” is the 60 th day following the closing date. In the event that we fail to file a registration statement by the Filing Deadline, if sales of the Note Shares and Warrant Shares cannot be made pursuant to the registration statement after it has been declared effective or we are required to file an amendment or supplement with certain timing exceptions, then we are required to make cash payments to each holder equal to 2% of the purchase price for each 30 day period.

The May 2007 Investors have contractually agreed to restrict its ability to convert its securities and receive shares of our common stock such that the number of shares of our common stock held by it and its affiliates after such conversion does not exceed 9.99% of our then issued and outstanding shares of common stock.

Regulation S Compliance

Each offer or sale made pursuant to Regulation S was made in an offshore transaction; neither we, a distributor, any respective affiliates nor any person on behalf of any of the foregoing made any directed selling efforts in the United States; Offering restrictions were, and are, implemented; No offer or sale was made to a U.S. person or for the account or benefit of a U.S. person; Each purchaser of the securities certifies that it was not a U.S. person and was not acquiring the securities for the account or benefit of any U.S. person; Each purchaser of the securities agreed to resell such securities only in accordance with the provisions of Regulation S, pursuant to registration under the Act, or pursuant to an available exemption from registration; and agreed not to engage in hedging transactions with regard to such securities unless in compliance with the Act;

The securities contain a legend to the effect that transfer is prohibited except in accordance with the provisions of Regulation S, pursuant to registration under the Act, or pursuant to an available exemption from registration; and that hedging transactions involving those securities may not be conducted unless in compliance with the Act; and

We are required, either by contract or a provision in its bylaws, articles, charter or comparable document, to refuse to register any transfer of the securities not made in accordance with the provisions of Regulation S pursuant to registration under the Act, or pursuant to an available exemption from registration; provided, however, that if any law of any Canadian province prevents us from refusing to register securities transfers, other reasonable procedures, such as a legend described in paragraph (b)(3)(iii)(B)(3) of Regulation S have been implemented to prevent any transfer of the securities not made in accordance with the provisions of Regulation S.

If the above securities were not sold pursuant to Regulation S, all of the above offerings and sales were deemed to be exempt under Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors or a limited number of unaccredited investors, business associates of the Company or executive officers of the Company, and transfer was restricted by the Company in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, the Company has made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

Item 27.	Exhibits

Exhibit Number	Description
2.1	Agreement and Plan of Exchange (3)
3.1	Articles of Incorporation (1)
3.2	Certificate of Amendment to the Articles of Incorporation (2)
3.3	Bylaws (1)
4.1	Securities Purchase Agreement (3)
4.2	Form of Secured Convertible Note (3)
4.3	Form of Common Stock Purchase Warrant (3)
4.4	Form of Registration Rights Agreement (3)
4.5	Form of Security Agreement (4)
5.1	Consent of Sichenzia Ross Friedman Ference LLP (4)
10.1	Employment Agreement - George Hoag(3)
10.2	Employment Agreement - John Collins(3)
10.3	Employment Agreement - Michael Vagnini(3)
16.1	Letter from Manning Elliot LP (5)
21.1	List of Subsidiaries of the Company (4)
23.1	Consent of Carlin, Charron & Rosen, LLP
23.2	Consent of Sichenzia Ross Friedman Ference LLP (included in exhibit 5.1)
24.1	Powers of Attorney (Included on the signature page hereto).

(1)	Incorporated by reference to the Form SB2 Registration Statement filed with the Securities and Exchange Commission on December 16, 2005.

(2)	Incorporated by reference to the Form 8-K Current Report filed with the Securities and Exchange Commission on May 10, 2007.

(3)	Incorporated by reference to the Form 8-K Current Report filed with the Securities and Exchange Commission on May 14, 2007.

(4)	Incorporated by reference to the Form SB-2 Registration Statement filed with the Securities and Exchange Commission on July 20, 2007.

(5)	Incorporated by reference to the Form 8K/A Current Report filed with the Securities and Exchange Commission on September 10, 2007.

Item 28.	Undertakings

The undersigned registrant hereby undertakes to:

(1)	File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii)
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii)	Include any additional or changed material information on the plan of distribution.

(2)
For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)
For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 ;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)	Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in Glastonbury, CT on October 10, 2007.

VERUTEK TECHNOLOGIES, INC.

By:	/s/ John Collins
John Collins
Chief Executive Officer and Director

By:	/s/ Michael Vagnini
Michael Vagnini
Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints John Collins, his or her true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statement of the same offering which is effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorney-in-fact and agent, acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act, this Registration Statement has been signed below by the following persons on behalf of the Company in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John Collins	President, Chief Executive Officer and Director	October 10, 2007
John Collins

/s/ George Hoag	Senior Vice President, Director of Research and	October 10, 2007
George Hoag	Development and Director

/s/ Michael Vagnini	Senior Vice President and Chief Financial Officer	October 10, 2007
Michael Vagnini	(Principal Financial and Accounting Officer)

Exhibit Number	Description
2.1	Agreement and Plan of Exchange (3)
3.1	Articles of Incorporation (1)
3.2	Certificate of Amendment to the Articles of Incorporation (2)
3.3	Bylaws (1)
4.1	Securities Purchase Agreement (3)
4.2	Form of Secured Convertible Note (3)
4.3	Form of Common Stock Purchase Warrant (3)
4.4	Form of Registration Rights Agreement (3)
4.5	Form of Security Agreement (4)
5.1	Consent of Sichenzia Ross Friedman Ference LLP (4)
10.1	Employment Agreement - George Hoag(3)
10.2	Employment Agreement - John Collins(3)
10.3	Employment Agreement - Michael Vagnini(3)
16.1	Letter from Manning Elliot LP (5)
21.1	List of Subsidiaries of the Company (4)
23.1	Consent of Carlin, Charron & Rosen, LLP
23.2	Consent of Sichenzia Ross Friedman Ference LLP (included in exhibit 5.1)
24.1	Powers of Attorney (Included on the signature page hereto).

(1)	Incorporated by reference to the Form SB2 Registration Statement filed with the Securities and Exchange Commission on December 16, 2005.

(2)	Incorporated by reference to the Form 8-K Current Report filed with the Securities and Exchange Commission on May 10, 2007.

(3)	Incorporated by reference to the Form 8-K Current Report filed with the Securities and Exchange Commission on May 14, 2007.

(4)	Incorporated by reference to the Form SB-2 Registration Statement filed with the Securities and Exchange Commission on July 20, 2007.

(5)	Incorporated by reference to the Form 8K/A Current Report filed with the Securities and Exchange Commission on September 10, 2007.